                                                Registration No. 333-24009
--------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------

                               AMENDMENT NO. 2 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
             (Exact name of registrant as specified in its charter)

                                    NEW YORK
         (State or other jurisdiction of incorporation or organization)

                                   13-5570651
                      (I.R.S. Employer Identification No.)

              1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                                 (212) 554-1234

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

        JONATHAN E. GAINES, VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
              1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                                 (212) 554-1234
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:
                               PETER E. PANARITES
                         FREEDMAN, LEVY, KROLL & SIMONDS
                    1050 CONNECTICUT AVENUE, N.W., SUITE 825
                             WASHINGTON, D.C. 20036
                                 (202) 457-5100
-------------------------------------------------------------------------------
Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Registration Statement as is practicable.

The registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      NOTE

The purpose of this Amendment is to include in Registrant's Form S-3 Registration Statement ("Registration Statement") a prospectus, as supplemented and exhibits relating to a new form of Registrant's Accumulator Combination Variable and Fixed Deferred Annuity Certificates ("new Certificates"). The new Certificates are the subject of an initial Form N-4 registration statement that Registrant is filing contemporaneously herewith. Registrant does not intend this Amendment to delete or amend any currently effective prospectus or any supplement thereto contained in the Registration Statement.

                                  SUPPLEMENT TO
                          EQUITABLE ACCUMULATOR SELECT
                                  (IRA AND NQ)
                         PROSPECTUS DATED _______, 1997

          COMBINATION VARIABLE AND FIXED DEFERRED ANNUITY CERTIFICATES

                                   Issued By:
            The Equitable Life Assurance Society of the United States

-------------------------------------------------------------------------------

This prospectus supplement describes the Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit offered to Annuitant issue ages 76 or older under the Equitable Accumulator Select Prospectus. Capitalized terms in this supplement have the same meaning as in the Prospectus.

The Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit discussed on page 17 of the prospectus under "baseBUILDER Benefits" is available for Annuitant issue ages 76 or older at a charge of 0.30% of the Guaranteed Minimum Income Benefit benefit base in effect on a Processing Date. The benefit is as discussed below:

         The Guaranteed Minimum Income Benefit may be exercised only within 30 days following the 7th or later Contract Date anniversary, but in no event later than the Annuitant's age 90.

         The period certain will be 90 less the Annuitant's age at election.

The Guaranteed Minimum Death Benefit applicable to the combined benefit is as follows:

         4% to Age 85 Roll Up - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 4% on each Contract Date anniversary through the Annuitant's age 85 (or at the Annuitant's death, if earlier), and 0% thereafter, and is adjusted for any subsequent contributions and withdrawals.

The Guaranteed Minimum Income Benefit benefit base described on page 24 of the Prospectus is as follows:

         The Guaranteed Minimum Income Benefit benefit base is equal to the initial contribution on the Contract Date. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited with interest at 4% on each Contract Date anniversary through the Annuitant's age 85, and 0% thereafter, and is adjusted for any subsequent contributions and withdrawals.
-------------------------------------------------------------------------------
SUPPLEMENTED DATED  _________,1997

                                                              ____________, 1997



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

            PROFILE OF THE EQUITABLE ACCUMULATOR SELECT (IRA AND NQ) COMBINATION VARIABLE AND FIXED DEFERRED ANNUITY CERTIFICATES


This Profile is a summary of some of the more important points that you should know and consider before purchasing a Certificate. The Certificate is more fully described in the prospectus which accompanies this Profile. Please read the prospectus carefully.


1. THE ANNUITY CERTIFICATE. The Equitable Accumulator Select Certificate is a combination variable and fixed deferred annuity issued by Equitable Life. Certificates can be issued as individual retirement annuities (IRAs) or as non-qualified annuities (NQ) for after-tax contributions only. The Equitable Accumulator Select Certificate is designed to provide for the accumulation of retirement savings and for income through the investment, during an accumulation phase, of (a) rollover contributions, direct transfers from other individual retirement arrangements and additional IRA contributions or (b) after-tax money.

You may invest in Investment Funds where your Certificate's value may vary up or down depending upon investment performance. You may also invest in Guarantee Periods (also called Guaranteed Fixed Interest Accounts) that when held to maturity provide guaranteed interest rates that we have set for your class of Certificate and a guarantee of principal. If you make any transfers or withdrawals, the Guaranteed Fixed Interest Accounts' investment value may increase or decrease until maturity due to interest rate changes. Earnings accumulate under your Certificate on a tax-deferred basis until amounts are distributed. Amounts distributed under the Equitable Accumulator Select Certificate may be subject to income tax.

The Investment Funds offer the potential for better returns than the interest rates guaranteed under Guaranteed Fixed Interest Accounts, but the Investment Funds involve risk and you can lose money. You may make transfers among the Investment Funds and Guaranteed Fixed Interest Accounts. The value of Guaranteed Fixed Interest Accounts prior to their maturity fluctuates and you can lose money on premature transfers or withdrawals.

The Certificate provides a number of distribution methods during the accumulation phase and for converting to annuity income. The amount accumulated under your Certificate during the accumulation phase will affect the amount of distribution or annuity benefits you receive.

                                 --------------
baseBUILDER and Income Manager are service marks of The Equitable Life Assurance Society of the United States.

You can elect the baseBUILDERSM at issue of the Certificate for an additional charge. The baseBUILDER provides a combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit. The Guaranteed Minimum Income Benefit provides a minimum amount of guaranteed lifetime income regardless of investment performance when converting, at specific times, to the Income ManagerSM (Life Annuity with a Period Certain).

2. ANNUITY PAYMENTS. When you are ready to start receiving income, annuity income is available by applying your Certificate's value to an Income Manager payout annuity certificate. You can also have your Certificate's value applied to any of the following ANNUITY BENEFITS: (1) Life Annuity - payments for your life, (2) Life Annuity Period Certain - payments for your life, but with payments continuing to the beneficiary for the balance of the 5, 10, 15 or 20 years (as you select) if you die before the end of the selected period; (3) Life Annuity - Refund Certain - payments for your life, with payments continuing to the beneficiary after your death until any remaining amount applied to this option runs out; and (4) Period Certain Annuity - payments for a specified period of time, usually 5, 10, 15 or 20 years, with no life contingencies. Options (2) and (3) are also available as a Joint and Survivor Annuity payments for your life, and after your death, continuation of payments to the survivor for life. Annuity Benefits (other than the Refund Certain which is only available on a fixed basis) are available as a fixed annuity, or as a variable annuity, where the dollar amount of your payments will depend upon the investment performance of the Investment Funds. Once you begin receiving annuity payments, you cannot change your annuity benefit.

3. PURCHASE. You can purchase an Equitable Accumulator Select IRA Certificate by rolling over or transferring at least $25,000 or more from one or more individual retirement arrangements. You may add additional amounts of $1,000 or more at any time (subject to certain restrictions). Additional amounts are limited to $2,000 per year, but additional rollover or IRA transfer amounts are unlimited.

An Equitable Accumulator Select NQ Certificate can be purchased with $25,000 or more. Additional amounts of $1,000 or more can be made at anytime (subject to certain restrictions).

4. INVESTMENT OPTIONS. You may invest in any or all of the following Investment Funds, which invest in shares of corresponding portfolios of EQ Advisors Trust (EQ Trust) and The Hudson River Trust (HR Trust). The portfolios are described in the prospectuses for EQ Trust and HR Trust.

     EQ TRUST INVESTMENT FUNDS                   HR TRUST INVESTMENT FUNDS
------------------------------------          -------------------------------
o    EQ/Putnam Growth & Income Value          o     Alliance Money Market
o    EQ/Putnam Investors Growth               o     Alliance High Yield
o    EQ/Putnam International Equity           o     Alliance Common Stock
o    MFS Research                             o     Alliance Aggressive Stock
o    MFS Emerging Growth Companies            o     Alliance Small Cap Growth


You may also invest in one or more Guaranteed Fixed Interest Accounts currently maturing in years 1998 through 2007.

5. EXPENSES. The Certificates have expenses as follows: As a percentage of assets in the Investment Funds, a daily charge is deducted for mortality and expense risks (including the Guaranteed Minimum Death Benefit) at an annual rate of 1.10%, a daily charge is deducted for administration expenses at an annual rate of 0.25%, and a daily distribution charge is deducted for sales expenses at an annual rate of 0.25%. If the baseBUILDER benefit is elected, there is an annual charge of 0.30% expressed as a percentage of the Guaranteed Minimum Income Benefit benefit base.

The charges for the portfolios of EQ Trust range from 0.85% to 1.20% of the average daily net assets of EQ Trust portfolios, depending upon EQ Trust portfolios selected. The charges for the portfolios of HR Trust range from 0.64% to 1.20% of the average daily net assets of HR Trust portfolios, depending upon HR Trust portfolios selected. The amounts for EQ Trust are based on current expense caps, and the amounts for HR Trust are based on restated values during 1996 (as well as an expense cap for the Alliance Small Cap Growth portfolio). The 12b-1 fee for the portfolios of EQ Trust and HR Trust are 0.25% of the average daily assets of EQ Trust and HR Trust, respectively. Charges for state premium and other applicable taxes may also apply at the time you elect to start receiving annuity payments.

The following chart is designed to help you understand the charges in the Certificate. The "Total Annual Charges" column shows the combined total of the Certificate charges deducted as a percentage of assets in the Investment Funds and the portfolio charges, as shown in the first two columns. The last two columns show you two examples of the charges, in dollars, that you would pay under a Certificate, and include the benefit based charge for the baseBUILDER benefit. The examples assume that you invested $1,000 in a Certificate which earns 5% annually and that you withdraw your money: (1) at the end of year 1, and (2) at the end of year 10. For year 1, the Total Annual Charges are assessed. For year 10, the example shows the aggregate of all the annual charges assessed for the 10 years. No charges for state premium and other applicable taxes are assumed in the examples.

                                                                                               EXAMPLES
                                  TOTAL ANNUAL          TOTAL ANNUAL        TOTAL              Total Annual
                                  CERTIFICATE           PORTFOLIO           ANNUAL             Expenses at End of:
INVESTMENT FUND                   CHARGES               CHARGES             CHARGES            (1)      (2)
                                                                                               1 Year   10 Years
EQ/Putnam Growth & Income
   Value                          1.60%                 0.85%               2.45%              $28.01   $315.46
EQ/Putnam Investors Growth        1.60%                 0.85%               2.45%              $28.01   $315.46
EQ/Putnam International
   Equity                         1.60%                 1.20%               2.80%              $31.48   $348.76
MFS Research                      1.60%                 0.85%               2.45%              $28.01   $315.46
MFS Emerging Growth
   Companies                      1.60%                 0.85%               2.45%              $28.01   $315.46
Alliance Money Market             1.60%                 0.64%               2.24%              $25.93   $294.91
Alliance High Yield               1.60%                 0.91%               2.51%              $28.61   $321.24
Alliance Common Stock             1.60%                 0.66%               2.26%              $26.13   $296.88
Alliance Aggressive Stock         1.60%                 0.83%               2.43%              $27.81   $313.50
Alliance Small Cap Growth         1.60%                 1.20%               2.80%              $31.48   $348.77



For Investment Funds investing in portfolios with less than 10 years of operations, charges have been estimated. The charges reflect any waiver or limitation. For more detailed information, see the Fee Table in the prospectus.

We also offer other Equitable Accumulator certificates that do not have a distribution charge, but certain withdrawals are subject to a charge which declines to zero after seven years for each contribution. These other certificates may also provide higher guaranteed interest rates for Guaranteed Fixed Interest Accounts.

6. TAXES. In most cases, your earnings are not taxed until distributions are made from your Certificate. If you are younger than age 59 1/2 when you receive any distributions, in addition to the regular income tax you may be charged a 10% Federal tax penalty on the taxable amount received.


7. ACCESS TO YOUR MONEY. During the accumulation phase, you may receive distributions under a Certificate through the following WITHDRAWAL OPTIONS. Under both IRA and NQ Certificates: (1) Lump Sum Withdrawals of at least $1,000 taken at any time; and (2) Systematic Withdrawals paid monthly, quarterly or annually, subject to certain restrictions, including a maximum percentage of your Certificate's value. Under IRA Certificates only: (1) Substantially Equal Payment Withdrawals (if you are less than age 59 1/2), paid monthly, quarterly or annually based on life expectancy; and (2) Minimum Distribution Withdrawals (after you are age 70 1/2), which pays the minimum amount necessary to meet minimum distribution requirements in the Internal Revenue Code.

You also have access to your Certificate's value by surrendering the Certificate. Withdrawals and surrenders are not subject to withdrawal charges, but may be subject to income tax and a tax penalty. Withdrawals from Guaranteed Fixed Interest Accounts prior to their maturity may result in a market value adjustment.


8. PERFORMANCE. During the accumulation phase, your Certificate's value in the Investment Funds may vary up or down depending upon the investment performance of the Investment Funds you have selected. The following chart shows total returns for certain Investment Funds for the time periods shown. The results indicated reflect all of the charges, except the optional baseBUILDER benefit charge and any charge for state premium and other applicable taxes. If included, these charges would reduce the performance numbers shown below. Past performance is not a guarantee of future results.

The performance data for the Alliance Money Market, Alliance High Yield, Alliance Common Stock, and Alliance Aggressive Stock Funds do not reflect 12b-1 fees prior to October 1996. There is no performance data for the Alliance Small Cap Growth Fund and the Investment Funds investing in EQ Trust portfolios, as such Investment Funds were not available prior to May 1, 1997.


                                                     CALENDAR YEAR

INVESTMENT FUND                     1996    1995     1994     1993     1992     1991    1990     1989     1988     1987
-----------------------------------------------------------------------------------------------------------------------

Alliance Money Market                3.57%   4.06%    2.36%    1.32%    1.90%    4.49%   6.50%    7.44%    5.60%    4.93%
Alliance High Yield                 20.83   18.01    (4.34)   21.18    10.51    22.47   (2.71)    3.46     7.98     3.03
Alliance Common Stock               22.20   30.34    (3.70)   22.83     1.57    35.68   (9.59)   23.59    20.48     5.72
Alliance Aggressive Stock           20.16   29.54    (5.35)   14.88    (4.71)   83.89    6.43    41.21    (0.48)    5.58

9. DEATH BENEFIT. If the annuitant dies before amounts are applied under an annuity benefit, the named beneficiary will be paid a death benefit. The death benefit is equal to your Certificate's value in the Investment Funds and Guaranteed Fixed Interest Accounts, or if greater, the Guaranteed Minimum Death Benefit.

If you are between the ages of 20 through 79, you choose one of two types of Guaranteed Minimum Death Benefit available under the Certificate: a "6% to Age 80 Roll Up" and an "Annual Ratchet to Age 80." Both types are described below. Both benefits are based on the amount you initially put in and are adjusted for additional contributions and withdrawals. For ages 80 through 83 a return of the money you have invested under the Certificate will be the Guaranteed Minimum Death Benefit.

6% to Age 80 Roll Up (Not available in New York) -- We add interest to the initial amount at 6% (4% for amounts in the Alliance Money Market Fund and Guaranteed Fixed Interest Accounts) through the Annuitant's age 80 (or at the annuitant's death, if earlier). The 6% interest rate will still apply for amounts in the Alliance Money Market Fund under the Special Dollar Cost Averaging program discussed below.

Annual Ratchet to Age 80 --The Guaranteed Minimum Death Benefit is reset each year through the Annuitant's age 80 to the Certificate's value, if it is higher than the prior year's Guaranteed Minimum Death Benefit. In New York, the Guaranteed Minimum Death Benefit at the death of the annuitant will never be less than the amounts in the Investment Funds, plus amounts (not reflecting any increase due to interest rate changes) in the Guaranteed Fixed Interest Accounts reflecting guaranteed interest.


10. OTHER INFORMATION.

QUALIFIED PLANS. If the Certificates will be purchased by certain types of plans qualified under Section 401(a), or 401(k) of the Internal Revenue Code, please consult your tax adviser first. Any discussion of taxes in this profile does not apply.

BASEBUILDER BENEFIT. The baseBUILDER (available for annuitant ages 20 through 75 at issue of the Certificates) is an optional benefit that combines the Guaranteed Minimum Income Benefit and the Guaranteed Minimum Death Benefit. The baseBUILDER benefit may be available for annuitant ages 76 and older, and is currently not available in New York.

         Income Benefit - The Guaranteed Minimum Income Benefit, as part of the baseBUILDER, provides a minimum amount of guaranteed lifetime income for your future. When you are ready to convert (at specified future times) your Certificate's value to the Income Manager (Life Annuity with a Period Certain) the amount of lifetime income that will be provided will be the greater of (i) your Guaranteed Minimum Income Benefit or (ii) your Certificate's current value applied at current annuity factors.

         Death Benefit - As part of the baseBUILDER you have the choice, at issue of the Certificate, of two Guaranteed Minimum Death Benefit options: (i) the 6% to Age 80 Roll Up or, (ii) the Annual Ratchet to Age 80. These options are described in "Death Benefit" above.

FREE LOOK. You can examine the Certificate for a period of 10 days after you receive it, and return it to us for a refund. The free look period is longer in some states.

Your refund will equal your Certificate's value, reflecting any investment gain or loss, in the Investment Funds, and any increase or decrease in the value of any amounts held in the Guaranteed Fixed Interest Accounts, through the date we receive your Certificate. Some states or Federal income tax regulations may require that we calculate the refund differently.

PRINCIPAL ASSURANCE. This option is designed to assure the return of your original amount invested on a Guaranteed Fixed Interest Account maturity date, by putting a portion of your money in a particular Guaranteed Fixed Interest Account, and the balance in the Investment Funds in any way you choose. Assuming that you make no transfers or withdrawals of the portion in the Guaranteed Fixed Interest Account, such amount will grow to your original investment upon maturity.

DOLLAR COST AVERAGING. Special Dollar Cost Averaging - You can elect when you apply for your Certificate to allocate your contribution to the Alliance Money Market Fund and have it transferred from the Alliance Money Market Fund into the other Investment Funds on a monthly basis over the first twelve months, during which time mortality and expense risks, administration, and distribution charges will not be deducted from the Alliance Money Market Fund. General Dollar Cost Averaging -You can elect at any time to put money into the Alliance Money Market Fund and have a dollar amount or percentage transferred from the Alliance Money Market Fund into the other Investment Funds on a periodic basis over a longer period of time, and all applicable charges deducted from the Alliance Money Market Fund will apply. Dollar cost averaging does not assure a profit or protect against a loss should market prices decline.

REPORTS. We will provide you with an annual statement of your Certificate's values as of the last day of each year, and three additional reports of your Certificate's values each year. You also will be provided with written confirmations of each financial transaction, and copies of annual and semi-annual statements of EQ Trust and HR Trust.

You may call toll-free at 1-800-789-7771 for a recording of daily Investment Fund values and guaranteed rates applicable to Guaranteed Fixed Interest Accounts.


11. INQUIRIES. If you need more information, please contact your registered representative. You may also contact us, at:

The Equitable Life Assurance Society of the United States
Income Management Group
P.O. Box 1547
Secaucus, NJ  07096-1547
Telephone 1-800-789-7771 and Fax 1-201-583-2224

                         EQUITABLE ACCUMULATOR SELECT
                                 (IRA AND NQ)
                         PROSPECTUS DATED     , 1997

         COMBINATION VARIABLE AND FIXED DEFERRED ANNUITY CERTIFICATES

                                  Issued By:
          The Equitable Life Assurance Society of the United States
-----------------------------------------------------------------------------

This prospectus describes certificates The Equitable Life Assurance Society of the United States (EQUITABLE LIFE, WE, OUR and US) offers under a combination variable and fixed deferred annuity contract issued on a group basis or as individual contracts. Enrollment under a group contract is evidenced by issuance of a certificate. Certificates and individual contracts are each referred to as "Certificates." Certificates can be issued as individual retirement annuities (IRA), or non-qualified annuities for after-tax contributions only (NQ). Under IRA Certificates we accept only initial contributions that are rollover contributions or that are direct transfers from other individual retirement arrangements, as described in this prospectus. A minimum initial contribution of $25,000 is required to put an IRA or NQ Certificate into effect.

The Certificates are designed to provide for the accumulation of retirement savings and for income. Contributions accumulate on a tax-deferred basis and can be distributed under a number of different methods which are designed to be responsive to the owner's (CERTIFICATE OWNER, YOU and YOUR) objectives. There are no withdrawal charges under the Certificates; however, an asset based distribution charge applies for the life of the Certificate.

The Certificates offer investment options (INVESTMENT OPTIONS) that permit you to create your own strategies. These Investment Options include 10 variable investment funds (INVESTMENT FUNDS) and each GUARANTEE PERIOD in the GUARANTEED PERIOD ACCOUNT.

We invest each Investment Fund in Class IB shares of a corresponding portfolio (PORTFOLIO) of EQ Advisors Trust (EQ TRUST) and The Hudson River Trust (HR TRUST), mutual funds whose shares are purchased by separate accounts of insurance companies. The prospectuses for EQ Trust and HR Trust, both of which accompany this prospectus, describe the investment objectives, policies and risks, of the Portfolios.

                               INVESTMENT FUNDS

O EQ/PUTNAM GROWTH & INCOME VALUE    O ALLIANCE MONEY MARKET
O EQ/PUTNAM INVESTORS GROWTH         O ALLIANCE HIGH YIELD
O EQ/PUTNAM INTERNATIONAL EQUITY     O ALLIANCE COMMON STOCK
O MFS RESEARCH                       O ALLIANCE AGGRESSIVE STOCK
O MFS EMERGING GROWTH COMPANIES      O ALLIANCE SMALL CAP GROWTH

Amounts allocated to a Guarantee Period accumulate on a fixed basis and are credited with interest at a rate we set for your class of Certificate (GUARANTEED RATE) for the entire period. On each business day (BUSINESS DAY) we will determine the Guaranteed Rates available for amounts newly allocated to Guarantee Periods. A market value adjustment (positive or negative) will be made for withdrawals, transfers, surrender and certain other transactions from a Guarantee Period before its expiration date (EXPIRATION DATE). Each Guarantee Period has its own Guaranteed Rates. The Guarantee Periods currently available have Expiration Dates of February 15, in years 1998 through 2007.

This prospectus provides information about IRA and NQ Certificates that prospective investors should know before investing. You should read it carefully and retain it for future reference. The prospectus is not valid unless accompanied by current prospectuses for EQ Trust and HR Trust, both of which you should also read carefully.

Registration statements relating to Separate Account No. 49 (SEPARATE ACCOUNT) and interests under the Guarantee Periods have been filed with the Securities and Exchange Commission (SEC). The statement of additional
information (SAI), dated     , 1997, which is part of the registration
statement for the Separate Account, is available free of charge upon request by writing to our Processing Office or calling 1-800-789-7771, our toll-free number. The SAI has been incorporated by reference into this prospectus. The Table of Contents for the SAI appears at the back of this prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE CERTIFICATES ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL INVESTED.

Copyright 1997 The Equitable Life Assurance Society of the United States, New
                            York, New York 10104.
 All rights reserved. baseBUILDER and Income Manager are service marks of The
            Equitable Life Assurance Society of the United States.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Equitable Life's Annual Report on Form 10-K for the year ended December
31, 1996, its quarterly report on Form 10-Q for the quarter ended March 31, 1997 and a Current Report on Form 8-K dated July 10, 1997 are incorporated herein by reference.

   All documents or reports filed by Equitable Life pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (EXCHANGE ACT) after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus. Equitable Life files its Exchange Act documents and reports, including its annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000727920. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

   Equitable Life will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests for such documents should be directed to The Equitable Life Assurance Society of the United States, 1290 Avenue of the Americas, New York, New York 10104. Attention: Corporate Secretary (telephone: (212) 554-1234).

PROSPECTUS TABLE OF CONTENTS

GENERAL TERMS                               PAGE 4

FEE TABLE                                   PAGE 6

PART 1: EQUITABLE LIFE, THE SEPARATE
        ACCOUNT AND THE
        INVESTMENT FUNDS                    PAGE 8
Equitable Life                                8
Separate Account no. 49                       8
EQ Trust                                      8
EQ Trust's Manager and Advisers               9
HR Trust                                      9
HR Trust's Manager and Adviser                9
Investment Policies and Objectives of
  EQ Trust's Portfolios and HR Trust's
  Portfolios                                 10

PART 2: THE GUARANTEED PERIOD
        ACCOUNT                             PAGE 11

Guarantee Periods                            11
Market Value Adjustment for Transfers,
  Withdrawals or Surrender Prior to the
  Expiration Date                            12
Investments                                  13

PART 3: PROVISIONS OF THE
        CERTIFICATES AND SERVICES
        WE PROVIDE                          PAGE 14

What is the Equitable Accumulator?           14
Contributions Under the Certificates         14
Methods of Payment                           14
Allocation of Contributions                  15
Free Look Period                             15
Annuity Account Value                        16
Transfers Among Investment Options           16
Dollar Cost Averaging                        17
Basebuilder Benefits                         17
Guaranteed Minimum Income Benefit            17
Death Benefit                                18
How Death Benefit Payment Is Made            19
When The NQ Certificate Owner Dies Before
  The Annuitant                              19
Cash Value                                   20
Surrendering the Certificates to
  Receive the Cash Value                     20
When Payments Are Made                       20
Assignment                                   20
Services we Provide                          20
Distribution of the Certificates             21

PART 4: DISTRIBUTION METHODS UNDER THE
        CERTIFICATES                        PAGE 22

Withdrawal Options                           22
How Withdrawals Affect your Guaranteed
  Minimum Income Benefit and Guaranteed
  Minimum Death Benefit                      24


Annuity Benefits and Payout Annuity Options  24

PART 5: DEDUCTIONS AND CHARGES              PAGE 27

Charges Deducted from the Annuity
  Account Value                              27
Charges Deducted from the Investment
  Funds                                      27
EQ Trust Charges to Portfolios               27
HR Trust Charges to Portfolios               28
Group or Sponsored Arrangements              28

PART 6: VOTING RIGHTS                       PAGE 30

EQ Trust and HR Trust Voting Rights          30
Voting Rights of Others                      30
Separate Account Voting Rights               30
Changes in Applicable Law                    30

PART 7: TAX ASPECTS OF THE CERTIFICATES     PAGE 31

Tax Changes                                  31
Taxation of Non-Qualified Annuities          31
Special Rules for NQ Certificates Issued in
  Puerto Rico                                32
IRA Tax Information                          32
Federal and State Income Tax
  Withholding                                38
Other Withholding                            38
Impact of Taxes to Equitable Life            39
Transfers Among Investment Options           39

PART 8: INDEPENDENT ACCOUNTANTS             PAGE 40

PART 9: INVESTMENT PERFORMANCE              PAGE 41

Standardized Performance Data                41
Rate of Return Data for Investment
  Funds                                      43
Communicating Performance Data               44
Alliance Money Market Fund Yield Information 45

APPENDIX I: MARKET VALUE
  ADJUSTMENT EXAMPLE                        PAGE 46

APPENDIX II: QUALIFIED PLAN
  CERTIFICATES--NQ CERTIFICATES             PAGE 47

APPENDIX III: GUARANTEED MINIMUM
  DEATH BENEFIT EXAMPLE                     PAGE 48

APPENDIX IV: IRS CHART--ESTIMATED
  DEDUCTION TABLE                           PAGE 49

STATEMENT OF ADDITIONAL
  INFORMATION TABLE OF CONTENTS             PAGE 50

GENERAL TERMS

ACCUMULATION UNIT--Contributions that are invested in an Investment Fund purchase Accumulation Units in that Investment Fund.

ACCUMULATION UNIT VALUE--The dollar value of each Accumulation Unit in an Investment Fund on a given date.

ANNUITANT--The individual who is the measuring life for determining benefits under a Certificate. Under NQ Certificates the Annuitant can be different from the Certificate Owner; under IRA Certificates, the Annuitant and Certificate Owner must be the same individual.

ANNUITY ACCOUNT VALUE--The sum of the amounts in the Investment Options under the Certificate. See "Annuity Account Value" in Part 3.

ANNUITY COMMENCEMENT DATE--The date on which annuity benefit payments are to commence.

BASEBUILDER (SERVICE MARK) --Optional protection benefit, consisting of the Guaranteed Minimum Income Benefit and the Guaranteed Minimum Death Benefit.

BUSINESS DAY--Generally, any day on which the New York Stock Exchange is open for trading. For the purpose of determining the Transaction Date, our Business Day ends at 4:00 p.m. Eastern Time or the closing of the New York Stock Exchange, if earlier.

CASH VALUE--The Cash Value is equal to the Annuity Account Value.

CERTIFICATE--The Certificate issued under the terms of a group annuity contract and any individual contract, including any endorsements.

CERTIFICATE OWNER--The person who owns a Certificate and has the right to exercise all rights under the Certificate. Under NQ Certificates the Certificate Owner can be different from the Annuitant; under IRA Certificates the Certificate Owner must be the same individual as the Annuitant.

CODE--The Internal Revenue Code of 1986, as amended.

CONTRACT DATE--The effective date of the Certificates. This is usually the Business Day we receive the initial contribution at our Processing Office.

CONTRACT YEAR--The 12-month period beginning on your Contract Date and each anniversary of that date.

EQ TRUST--EQ Advisors Trust, a mutual fund in which the assets of separate accounts of insurance companies are invested. EQ Financial Consultants, Inc. (EQ Financial) is the manager of EQ Trust and has appointed advisers for each of the Portfolios.

EXPIRATION DATE--The date on which a Guarantee Period ends.

GUARANTEED MINIMUM DEATH BENEFIT--The minimum amount payable upon death of the Annuitant.

GUARANTEED MINIMUM INCOME BENEFIT--The minimum amount of future guaranteed lifetime income.

GUARANTEE PERIOD--Any of the periods of time ending on an Expiration Date that are available for investment under the Certificates. Guarantee Periods may also be referred to as Guaranteed Fixed Interest Accounts.

GUARANTEED PERIOD ACCOUNT--The Account that contains the Guarantee Periods.

GUARANTEED RATE--The annual interest rate established for each allocation to a Guarantee Period.

HR TRUST--The Hudson River Trust, a mutual fund in which the assets of separate accounts of insurance companies are invested. Alliance Capital Management L.P. (Alliance) is the manager and adviser to HR Trust.

INVESTMENT FUNDS--The funds of the Separate Account that are available under the Certificates.

INVESTMENT OPTIONS--The choices for investment: the Investment Funds and each available Guarantee Period.

IRA--An individual retirement annuity, as defined in Section 408(b) of the Code.

MATURITY VALUE--The amount in a Guarantee Period on its Expiration Date.

NQ--An annuity contract which may be purchased only with after-tax contributions.

PORTFOLIOS--The portfolios of HR Trust and EQ Trust that correspond to the Investment Funds of the Separate Account.

PROCESSING DATE--The day when we deduct certain charges from the Annuity Account Value. If the Processing Date is not a Business Day, it will be on the next succeeding Business Day. The Processing Date will be once each year on each anniversary of the Contract Date.

PROCESSING OFFICE--The address to which all contributions, written requests (e.g., transfers, withdrawals, etc.) or other written communications must be sent. See "Services We Provide" in Part 3.

SAI--The statement of additional information for the Separate Account under the Certificates.

SEPARATE ACCOUNT--Equitable Life's Separate Account No. 49.

TRANSACTION DATE--The Business Day we receive a contribution or a transaction request providing all the information we need at our Processing Office. If your contribution or request reaches our Processing Office on a non-Business Day, or after the close of the Business Day, the Transaction Date will be the next following Business Day. Transaction requests must be made in a form acceptable to us.

VALUATION PERIOD--Each Business Day together with any preceding non-business days.

FEE TABLE

The purpose of this fee table is to assist you in understanding the various costs and expenses you may bear directly or indirectly under the Certificates so that you may compare them with other similar products. The table reflects both the charges of the Separate Account and the expenses of EQ Trust and HR Trust. Charges for applicable taxes such as state or local premium taxes may also apply. For a complete description of the charges under the Certificates, see "Part 5: Deductions and Charges." For a complete description of each trust's charges and expenses, see the prospectuses for EQ Trust and HR Trust.

As explained in Part 2, the Guarantee Periods are not a part of the Separate Account and are not covered by the fee table and examples. A market value adjustment (either positive or negative) may be applicable as a result of a withdrawal, transfer or surrender of amounts from a Guarantee Period. See "Part 2: The Guaranteed Period Account."

SEPARATE ACCOUNT ANNUAL EXPENSES (AS A PERCENTAGE OF ASSETS IN EACH INVESTMENT FUND)

 MORTALITY AND EXPENSE RISKS(1) ................................................................. 1.10%
ADMINISTRATION(2) ..............................................................................  0.25%
DISTRIBUTION(3) ................................................................................  0.25%
                                                                                                -------
  TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES .......................................................  1.60%
                                                                                                =======
OPTIONAL BENEFIT EXPENSE (DEDUCTED FROM ANNUITY ACCOUNT VALUE)
BASEBUILDER BENEFIT EXPENSE (calculated as a percentage of the Guaranteed Minimum Income
 Benefit benefit base)(4) ......................................................................  0.30%

EQ TRUST AND HR TRUST ANNUAL EXPENSES (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS IN EACH PORTFOLIO)

                                      INVESTMENT                              TOTAL
                                     MANAGEMENT &                  OTHER      ANNUAL
             PORTFOLIOS              ADVISORY FEES  12B-1 FEE(5)  EXPENSES   EXPENSES
---------------------------------- --------------- ------------ ---------- ----------
EQ TRUST
EQ/Putnam Growth & Income Value(6)       0.55%         0.25%       0.05%      0.85%

EQ/Putnam Investors Growth(6)            0.55%         0.25%       0.05%      0.85%

EQ/Putnam International Equity(6)        0.70%         0.25%       0.25%      1.20%

MFS Research(6)                          0.55%         0.25%       0.05%      0.85%

MFS Emerging Growth Companies(6)         0.55%         0.25%       0.05%      0.85%

HR TRUST
Alliance Money Market(7)                 0.35%         0.25%       0.04%      0.64%

Alliance High Yield(7)                   0.60%         0.25%       0.06%      0.91%

Alliance Common Stock(7)                 0.38%         0.25%       0.03%      0.66%

Alliance Aggressive Stock(7)             0.55%         0.25%       0.03%      0.83%

Alliance Small Cap Growth(7)             0.90%         0.25%(8)    0.10%      1.20%(8)

------------
See footnotes on next page.

Notes:
(1) A portion of this charge is for providing the Guaranteed Minimum Death Benefit. See "Mortality and Expense Risks Charge" in Part 5.

(2) We reserve the right to increase this charge to an annual rate of 0.35%, the maximum permitted under the Certificates.

(3) The deduction of this charge is subject to regulatory limits. See "Distribution Charge" in Part 5.

(4) If the baseBUILDER Benefit is elected, this charge is deducted annually on each Processing Date. See "baseBUILDER Benefit Charge" in Part 5. For the description of the Guaranteed Minimum Income Benefit benefit base, see "Guaranteed Minimum Income Benefit Benefit Base" in Part 4.

(5) The Class IB shares of EQ Trust and HR Trust are subject to fees imposed under distribution plans (herein, the "Rule 12b-1 Plans") adopted by EQ Trust and HR Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended. The Rule 12b-1 Plans provide that EQ Trust and HR Trust, on behalf of each Portfolio, may pay annually up to 0.25% of the average daily net assets of a Portfolio attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. The 12b-1 fee will not be increased for the life of the Certificates.

(6) "Other Expenses" shown are based on estimated amounts (after expense waiver or limitation) for the current fiscal year, as EQ Trust commenced operations on May 1, 1997. The maximum investment advisory fees cannot be increased without a vote of that Portfolio's shareholders. The other direct operating expenses will fluctuate from year to year depending on actual expenses but pursuant to agreement, cannot together with other fees specified exceed total annual expenses specified. See "EQ Trust Charges to Portfolios" in Part 5.

(7) The amounts shown for the Portfolios of HR Trust (other than Alliance Small Cap Growth) have been restated to reflect advisory fees which went into effect as of May 1, 1997. "Other Expenses" are based on average daily net assets in each Portfolio during 1996. The amounts shown for the Alliance Small Cap Growth Portfolio are estimated for the current fiscal year as this Portfolio commenced operations on May 1, 1997. The investment advisory fee for each Portfolio may vary from year to year depending upon the average daily net assets of the respective Portfolio of HR Trust. The maximum investment advisory fees, however, cannot be increased without a vote of that Portfolio's shareholders. The other direct operating expenses will also fluctuate from year to year depending on actual expenses. See "HR Trust Charges to Portfolios" in
      Part 5.

(8) Equitable Distributors Inc. (EDI) has agreed to waive the 0.25% 12b-1 fee to the extent necessary to limit annual expenses for the Alliance Small Cap Growth Portfolio to 1.20% of the average daily net assets of that Portfolio as set forth above. This agreement may be modified by EDI and HR Trust at any time, and there can be no assurance that the 12b-1 fee will not be restored to 0.25% in the future.

We also offer other Equitable Accumulator certificates that do not have a distribution charge, but withdrawals of contributions are subject to a charge which declines to zero after seven years for each contribution. These other certificates may also provide higher Guaranteed Rates for the Guarantee Periods. A current prospectus for the Equitable Accumulator with a withdrawal charge instead of a distribution charge may be obtained from your registered representative.

EXAMPLE

The example below shows the expenses that a hypothetical Certificate Owner (who has elected the baseBUILDER benefit) would pay assuming a $1,000 contribution invested in one of the Investment Funds listed, and a 5% annual return on assets.(1)

This example should not be considered a representation of past or future expenses for each Investment Fund or Portfolio. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the example is not an estimate or guarantee of future investment performance.

AT THE END OF EACH PERIOD SHOWN, THE EXPENSES WOULD BE:

                                  1 YEAR   3 YEARS
                                -------- ---------
EQ TRUST
EQ/Putnam Growth & Income Value   $28.01   $86.24
EQ/Putnam Investors Growth         28.01    86.24
EQ/Putnam Int'l Equity             31.48    96.58
MFS Research                       28.01    86.24
MFS Emerging Growth Companies      28.01    86.24
HR TRUST
Alliance Money Market              25.93    80.00
Alliance High Yield                28.61    88.02
Alliance Common Stock              26.13    80.60
Alliance Aggressive Stock          27.81    85.64
Alliance Small Cap Growth          31.48    96.58

------------
Note:
(1) The amount accumulated from the $1,000 contribution could not be paid in the form of an annuity at the end of any of the periods shown in the example. If the amount applied to purchase an annuity is less than $2,000, or the initial payment is less than $20 we may pay the amount to the payee in a single sum instead of as payments under an annuity form. See "Annuity Benefits and Payout Annuity Options" in Part 4. The example does not reflect charges for applicable taxes such as state or local premium taxes that may also be deducted in certain jurisdictions.

                 PART 1: EQUITABLE LIFE, THE SEPARATE ACCOUNT
                           AND THE INVESTMENT FUNDS

EQUITABLE LIFE

Equitable Life is a New York stock life insurance company that has been in business since 1859. For more than 100 years we have been among the largest life insurance companies in the United States. Our home office is located at 1290 Avenue of the Americas, New York, New York 10104. We are authorized to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico and the Virgin Islands. We maintain local offices throughout the United States.

Equitable Life is a wholly owned subsidiary of The Equitable Companies Incorporated (the Holding Company). The largest shareholder of the Holding Company is AXA-UAP (AXA). As of December 31, 1996, AXA beneficially owned approximately 63.8% of the outstanding common stock of the Holding Company (assuming conversion of convertible preferred stock held by AXA). Under its investment arrangements with Equitable Life and the Holding Company, AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable Life. AXA, a French company, is the holding company for an international group of insurance and related financial service companies.

Equitable Life, the Holding Company and their subsidiaries managed approximately $239.8 billion of assets as of December 31, 1996.

SEPARATE ACCOUNT NO. 49

Separate Account No. 49 is organized as a unit investment trust, a type of investment company, and is registered with the SEC under the Investment Company Act of 1940, as amended (1940 Act). This registration does not involve any supervision by the SEC of the management or investment policies of the Separate Account. The Separate Account has several Investment Funds, each of which invests in shares of a corresponding Portfolio of EQ Trust and HR Trust. Because amounts allocated to the Investment Funds are invested in a mutual fund, investment return and principal will fluctuate and the Certificate Owner's Accumulation Units may be worth more or less than the original cost when redeemed.

Under the New York Insurance Law, the portion of the Separate Account's assets equal to the reserves and other liabilities relating to the Certificates are not chargeable with liabilities arising out of any other business we may conduct. Income, gains or losses, whether or not realized, from assets of the Separate Account are credited to or charged against the Separate Account without regard to our other income gains or losses. We are the issuer of the Certificates, and the obligations set forth in the Certificates (other than those of Annuitants or Certificate Owners) are our obligations.

In addition to contributions made under the Certificates, we may allocate to the Separate Account monies received under other contracts, certificates, or agreements. Owners of all such contracts, certificates or agreements will participate in the Separate Account in proportion to the amounts they have in the Investment Funds that relate to their contracts, certificates or agreements. We may retain in the Separate Account assets that are in excess of the reserves and other liabilities relating to the Certificates or to other contracts, certificates or agreements, or we may transfer the excess to our General Account.

We reserve the right, subject to compliance with applicable law; (1) to add Investment Funds (or sub-funds of Investment Funds) to, or to remove Investment Funds (or sub-funds) from, the Separate Account, or to add other separate accounts; (2) to combine any two or more Investment Funds or sub-funds thereof; (3) to transfer the assets we determine to be the share of the class of contracts to which the Certificates belong from any Investment Fund to another Investment Fund; (4) to operate the Separate Account or any Investment Fund as a management investment company under the 1940 Act, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account; (5) to deregister the Separate Account under the 1940 Act, provided that such action conforms with the requirements of applicable law; (6) to restrict or eliminate any voting rights as to the Separate Account; and (7) to cause one or more Investment Funds to invest some or all of their assets in one or more other trusts or investment companies. If any changes are made that result in a material change in the underlying investment policy of an Investment Fund, you will be notified as required by law.

EQ TRUST

EQ Trust is an open-end management investment company. As a "series type" of mutual fund, EQ Trust issues different series of stock, each of which relates to a different Portfolio of EQ Trust. EQ Trust commenced operations on May 1, 1997. EQ Trust does not impose a sales charge or "load" for buying and selling its shares. All dividend distributions to EQ Trust are reinvested in full and fractional shares of the Portfolio to which they relate. Investment Funds that invest in Portfolios of EQ Trust purchase Class IB shares of a corresponding Portfolio of EQ Trust. More detailed information about EQ Trust, its investment objectives, policies and restrictions, risks, expenses, the Rule 12b-1 Plan relating to the Class IB shares, and all other aspects of its operations appears in its prospectus which accompanies this prospectus or in its statement of additional information.

EQ TRUST'S MANAGER AND ADVISERS

EQ Trust is managed by EQ Financial Consultants, Inc. (EQ Financial) which, subject to supervision and direction of the Trustees of EQ Trust, has overall responsibility for the general management and administration of EQ Trust. EQ Financial is an investment adviser registered under the 1940 Act, and a broker-dealer registered under the Exchange Act. EQ Financial is a Delaware corporation and an indirect, wholly-owned subsidiary of Equitable Life.

EQ Financial's main office is located at 1290 Avenue of the Americas, New York, New York 10104.

EQ Financial has entered into investment advisory agreements with Putnam Investments, and Massachusetts Financial Services Company, which serve as advisers to the EQ/Putnam and MFS Portfolios, respectively, of EQ Trust.

HR TRUST

HR Trust is an open-end diversified management investment company, more commonly called a mutual fund. As a "series" type of mutual fund, it issues several different series of stock, each of which relates to a different Portfolio of HR Trust. HR Trust commenced operations in January 1976 with a predecessor of its Alliance Common Stock Portfolio. HR Trust does not impose a sales charge or "load" for buying and selling its shares. All dividend distributions to HR Trust are reinvested in full and fractional shares of the Portfolio to which they relate. Investment Funds that invest in Portfolios of HR Trust purchase Class IB shares of a corresponding Portfolio of HR Trust. More detailed information about HR Trust, its investment objectives, policies, restrictions, risks, expenses, the Rule 12b-1 Plan relating to the Class IB shares, and all other aspects of its operations appears in its prospectus which accompanies this prospectus or in its statement of additional information.

HR TRUST'S MANAGER AND ADVISER

HR Trust is managed and advised by Alliance Capital Management L.P. (Alliance), which is registered with the SEC as an investment adviser under the 1940 Act. Alliance, a publicly-traded limited partnership, is indirectly majority-owned by Equitable Life. On March 31, 1997, Alliance was managing approximately $182 billion in assets. Alliance acts as an investment adviser to various separate accounts and general accounts of Equitable Life and other affiliated insurance companies. Alliance also provides management and consulting services to mutual funds, endowment funds, insurance companies, foreign entities, qualified and non-tax qualified corporate funds, public and private pension and profit-sharing plans, foundations and tax-exempt organizations.

Alliance's main office is located at 1345 Avenue of the Americas, New York, New York 10105.

INVESTMENT POLICIES AND OBJECTIVES OF EQ TRUST'S PORTFOLIOS AND HR TRUST'S PORTFOLIOS

Each Portfolio has a different investment objective which it tries to achieve by following separate investment policies. The policies and objectives of each Portfolio will affect its return and its risks. There is no guarantee that these objectives will be achieved. Set forth below is a summary of the investment policies and objectives of each Portfolio. This summary is qualified in its entirety by reference to the prospectuses for EQ Trust and HR Trust, both of which accompany this prospectus. Please read the prospectuses for each of the trusts carefully before investing.

 PORTFOLIO                                       INVESTMENT POLICY                   OBJECTIVE
----------------------------- ------------------------------------------------------ -----------------------------
EQ TRUST
EQ/Putnam Growth &  Income    Primarily common stocks that offer potential for       Capital growth and,
Value                         capital growth and may, consistent with the            secondarily, current income
                              Portfolio's investment objective, invest in common
                              stocks that offer potential for current income.

EQ/Putnam Investors Growth    Primarily common stocks that the Portfolio adviser     Long-term growth of capital
                              believes afford the best opportunity for long-term     and any increased income that
                              capital growth.                                        results from this growth

EQ/Putnam International       Primarily a diversified portfolio of equity securities Capital appreciation
  Equity                      of companies organized under laws of countries other
                              than the United States.

MFS Research                  A substantial portion of assets invested in common     Long-term growth of capital
                              stock or securities convertible into common stock of   and future income
                              companies believed by the Portfolio adviser to possess
                              better than average prospects for long-term growth.

MFS Emerging Growth Companies Primarily (i.e., at least 80% of its assets under      Long-term growth of capital
                              normal circumstances) in common stocks of emerging
                              growth companies that the Portfolio adviser believes
                              are early in their life cycle but which have the
                              potential to become major enterprises.

HR TRUST
Alliance Money Market         Primarily high quality U.S. dollar denominated money   High level of current income
                              market instruments.                                    while preserving assets and
                                                                                     maintaining liquidity

Alliance High Yield           Primarily a diversified mix of high yield,             High return by maximizing
                              fixed-income securities which generally involve        current income and, to the
                              greater volatility of price and risk of principal and  extent consistent with that
                              income than higher quality fixed-income securities.    objective, capital
                              Lower quality debt securities are commonly known as    appreciation
                              "junk bonds."

Alliance Common Stock         Primarily common stock and other equity-type           Long-term growth of capital
                              instruments.                                           and increasing income

Alliance Aggressive Stock     Primarily common stocks and other equity-type          Long-term growth of capital
                              securities issued by quality small and intermediate
                              sized companies with strong growth prospects and in
                              covered options on those securities.

Alliance Small Cap            Primarily U.S. common stocks and other equity-type     Long-term growth of capital
  Growth                      securities issued by smaller companies that, in the
                              opinion of the adviser, have favorable growth
                              prospects.

PART 2: THE GUARANTEED PERIOD ACCOUNT

GUARANTEE PERIODS

Each amount allocated to a Guarantee Period and held to the Period's Expiration Date accumulates interest at a Guaranteed Rate. The Guaranteed Rate for each allocation is the annual interest rate applicable under your class of Certificate to new allocations to that Guarantee Period, which was in effect on the Transaction Date for the allocation. We may establish different Guaranteed Rates under other classes of Certificates. We use the term GUARANTEED PERIOD AMOUNT to refer to the amount allocated to and accumulated in each Guarantee Period. The Guaranteed Period Amount is reduced or increased by any market value adjustment as a result of withdrawals, transfers or charges (see below).

Your Guaranteed Period Account contains the Guarantee Periods to which you have allocated Annuity Account Value. On the Expiration Date of a Guarantee Period, its Guaranteed Period Amount and its value in the Guaranteed Period Account are equal. We call the Guaranteed Period Amount on an Expiration Date the Guarantee Period's Maturity Value. We report the Annuity Account Value in your Guaranteed Period Account to reflect any market value adjustment that would apply if all Guaranteed Period Amounts were withdrawn as of the calculation date. The Annuity Account Value in the Guaranteed Period Account with respect to the Guarantee Periods on any Business Day, therefore, will be the sum of the present value of the Maturity Value in each Guarantee Period, using the Guaranteed Rate in effect for new allocations to such Guarantee Period on such date.

Guarantee Periods and Expiration Dates

We currently offer Guarantee Periods ending on February 15th for each of the maturity years 1998 through 2007. Not all of these Guarantee Periods will be available for Annuitant ages 76 and above. See "Allocation of Contributions" in Part 3. Also, the Guarantee Periods may not be available for investment in all states. As Guarantee Periods expire we expect to add maturity years so that generally 10 are available at any time.

We will not accept allocations to a Guarantee Period if, on the Transaction
Date:

o Such Transaction Date and the Expiration Date for such Guarantee Period fall within the same calendar year.

o  The Guaranteed Rate is 3%.

o The Guarantee Period has an Expiration Date beyond the February 15th immediately following the Annuity Commencement Date.

Guaranteed Rates and Price Per $100 of Maturity Value

Because the Maturity Value of a contribution allocated to a Guarantee Period can be determined at the time it is made, you can determine the amount required to be allocated to a Guarantee Period in order to produce a target Maturity Value (assuming no transfers or withdrawals are made and no charges are allocated to the Guarantee Period). The required amount is the present value of that Maturity Value at the Guaranteed Rate on the Transaction Date for the contribution, which may also be expressed as the price per $100 of Maturity Value on such Transaction Date.

Guaranteed Rates for new allocations as of June 30, 1997 and the related price per $100 of Maturity Value for each currently available Guarantee Period were as follows:

    GUARANTEE
  PERIODS WITH     GUARANTEED
 EXPIRATION DATE   RATE AS OF      PRICE
FEBRUARY 15TH OF    JUNE 30,    PER $100 OF
  MATURITY YEAR       1997     MATURITY VALUE
---------------- ------------ --------------
       1998           4.26%        $97.41
       1999           4.61          92.92
       2000           4.83          88.33
       2001           4.96          83.87
       2002           5.04          79.63
       2003           5.17          75.28
       2004           5.24          71.27
       2005           5.31          67.37
       2006           5.40          63.50
       2007           5.46          55.92

Allocation Among Guarantee Periods

The same approach as described above may also be used to determine the amount which you would need to allocate to each Guarantee Period in order to create a series of constant Maturity Values for two or more years.

For example, if you wish to have $100 mature on February 15th of each of years 1998 through 2002, then according to the above table the lump sum contribution you would have to make as of June 30,

1997 would be $442.16 (the sum of the prices per $100 of Maturity Value for each maturity year from 1998 through 2002).

The above example is provided to illustrate the use of present value calculations. It does not take into account the potential for charges to be deducted, withdrawals or transfers to be made from Guarantee Periods or for the market value adjustment that would apply to such transactions. Actual calculations will be based on Guaranteed Rates on each actual Transaction Date, which may differ.

Options at Expiration Date

We will notify you on or before December 31st prior to the Expiration Date of each Guarantee Period in which you have any Guaranteed Period Amount. You may elect one of the following options to be effective at the Expiration Date, subject to the restrictions set forth on the prior page and under "Allocation of Contributions" in Part 3:

 (a) to transfer the Maturity Value into any Guarantee Period we are then offering, or into any of our Investment Funds; or

 (b) to withdraw the Maturity Value (subject to any withdrawal charges which may apply).

If we have not received your election as of the Expiration Date, the Maturity Value in the expired Guarantee Period will be transferred into the Guarantee Period with the earliest Expiration Date.

MARKET VALUE ADJUSTMENT FOR
TRANSFERS, WITHDRAWALS OR SURRENDER PRIOR TO THE EXPIRATION DATE

Any withdrawal (including transfers, surrender and deductions) from a Guarantee Period prior to its Expiration Date will cause any remaining Guaranteed Period Amount for that Guarantee Period to be increased or decreased by a market value adjustment. The amount of the adjustment will depend on two factors: (a) the difference between the Guaranteed Rate applicable to the amount being withdrawn and the Guaranteed Rate on the Transaction Date for new allocations to a Guarantee Period with the same Expiration Date, and (b) the length of time remaining until the Expiration Date. In general, if interest rates have risen between the time when an amount was originally allocated to a Guarantee Period and the time it is withdrawn, the market value adjustment will be negative, and vice versa; and the longer the period of time remaining until the Expiration Date, the greater the impact of the interest rate difference. Therefore, it is possible that a significant rise in interest rates could result in a substantial reduction in your Annuity Account Value in the Guaranteed Period Account related to longer term Guarantee Periods.

The market value adjustment (positive or negative) resulting from a withdrawal of all funds from a Guarantee Period will be determined for each contribution allocated to that Period as follows:

(1) We determine the present value of the Maturity Value on the Transaction Date as follows:

     (a) We determine the Guaranteed Period Amount that would be payable on the Expiration Date, using the applicable Guaranteed Rate.

     (b) We determine the period remaining in your Guarantee Period (based on the Transaction Date) and convert it to fractional years based on a 365 day year. For example three years and 12 days becomes 3.0329.

     (c) We determine the current Guaranteed Rate which applies on the Transaction Date to new allocations to the same Guarantee Period.

     (d) We determine the present value of the Guaranteed Period Amount payable at the Expiration Date, using the period determined in (b) and the rate determined in (c).

(2) We determine the Guaranteed Period Amount as of the current date.

(3) We subtract (2) from the result in (1)(d). The result is the market value adjustment applicable to such Guarantee Period, which may be positive or negative.

The market value adjustment (positive or negative) resulting from a withdrawal of a portion of the amount in a Guarantee Period will be a percentage of the market value adjustment that would be applicable upon a withdrawal of all funds from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal or transfer from the Guarantee Period by (ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal or transfer. See Appendix I for an example.

The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%. If we do not have a Guaranteed Rate in effect for a Guarantee Period to which the "current Guaranteed Rate" in (1)(c) would apply, we will use the rate at the next closest Expiration Date. If we are no longer offering new Guarantee Periods, the "current Guaranteed Rate" will be determined in accordance with our proce-dures then in effect. For purposes of calculating the market value adjustment only, we reserve the right to add up to 0.25% to the current rate in (1)(c) above.

INVESTMENTS

Amounts allocated to Guarantee Periods will be held in a "nonunitized" separate account established by Equitable Life under the laws of New York. This separate account provides an additional measure of assurance that full payment of amounts due under the Guarantee Periods will be made. Under the New York Insurance Law, the portion of the separate account's assets equal to the reserves and other contract liabilities relating to the Certificates are not chargeable with liabilities arising out of any other business we may conduct.

Investments purchased with amounts allocated to the Guaranteed Period Account are the property of Equitable Life. Any favorable investment performance on the assets held in the separate account accrues solely to Equitable Life's benefit. Certificate Owners do not participate in the performance of the assets held in this separate account. Equitable Life may, subject to applicable state law, transfer all assets allocated to the separate account to its general account. Regardless of whether assets supporting Guaranteed Period Accounts are held in a separate account or our general account, all benefits relating to the Annuity Account Value in the Guaranteed Period Account are guaranteed by Equitable Life.

Equitable Life has no specific formula for establishing the Guaranteed Rates for the Guarantee Periods. Equitable Life expects the rates to be influenced by, but not necessarily correspond to, among other things, the yields on the fixed income securities to be acquired with amounts that are allocated to the Guarantee Periods at the time that the Guaranteed Rates are established. Our current plans are to invest such amounts in fixed income obligations, including corporate bonds, mortgage backed and asset backed securities and government and agency issues having durations in the aggregate consistent with those of the Guarantee Periods.

Although the foregoing generally describes Equitable Life's plans for investing the assets supporting Equitable Life's obligations under the fixed portion of the Certificates, Equitable Life is not obligated to invest those assets according to any particular plan except as may be required by state insurance laws, nor will the Guaranteed Rates Equitable Life establishes be determined by the performance of the nonunitized separate account.

General Account

Our general account supports all of our policy and contract guarantees, including those applicable to the Guaranteed Period Account, as well as our general obligations.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of applicable exemptions and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933, as amended (1933 Act), nor is the general account an investment company under the 1940 Act. Accordingly, the general account is not subject to regulation under the 1933 Act or the 1940 Act. However, the market value adjustment interests under the Certificates are registered under the 1933 Act.

We have been advised that the staff of the SEC has not made a review of the disclosure that is included in the prospectus for your information that relates to the general account (other than market value adjustment interests). The disclosure, however, may be subject to certain generally applicable provisions of the Federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

PART 3: PROVISIONS OF THE CERTIFICATES AND SERVICES
                    WE PROVIDE

WHAT IS THE EQUITABLE ACCUMULATOR
SELECT?

The Equitable Accumulator Select is a deferred annuity designed to provide for the accumulation of retirement savings, and for income at a future date. Investment Options available are Investment Funds providing variable returns and Guarantee Periods providing guaranteed interest when held to maturity. Equitable Accumulator Select Certificates can be issued as individual retirement annuities (IRAs) or non-qualified annuities for after-tax contributions only (NQ). The provisions of your Certificate may be restricted by applicable laws or regulations. The Certificates may not be available in all states.

Earnings generally accumulate on a tax-deferred basis until withdrawn or when distributions become payable. Withdrawals made prior to 59 1/2 may be subject to tax penalty.

IRA CERTIFICATES

IRA Certificates are available for Annuitant issue ages 20 through 78. IRA Certificates are not available in Puerto Rico.

NQ CERTIFICATES

NQ Certificates are available for Annuitant issue ages 20 through 83.

When issued with the appropriate endorsement, an NQ Certificate may be purchased by a plan qualified under Section 401(a) of the Code. Such purchases may not be available in all states. Plan fiduciaries considering purchase of a Certificate should read the important information in Appendix II.

CONTRIBUTIONS UNDER THE CERTIFICATES

The minimum initial contribution is $25,000. Under IRA Certificates we will only accept initial contributions which are either rollover contributions under Sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, or
direct custodian-to-custodian transfers from other individual retirement arrangements. See "IRA Tax Information" in Part 7.

Under NQ Certificates, you may make subsequent contributions of at least $1,000 at any time until the Annuitant attains age 84.

Under IRA Certificates your subsequent contributions of at least $1,000 may be made at any time until you attain age 79. Subsequent IRA Certificate contributions may be "regular" IRA contributions (limited to a maximum of $2,000 a year), or rollover contributions or direct transfers as described above.

"Regular" IRA contributions may not be made for the taxable year in which you attain age 70 1/2 or thereafter. Rollover and direct transfer contributions may be made until you attain age 79. However, under the Code any amount contributed after you attain age 70 1/2 must be net of your required minimum distribution for the year in which the rollover or direct transfer contribution is made. See "IRA Tax Information" in Part 7. For the consequences of making a "regular" IRA contribution to your IRA Certificate, also see Part 7.

We may refuse to accept any contribution if the sum of all contributions under all accumulation Certificates with the same Annuitant would then total more than $1,500,000. We reserve the right to limit aggregate contributions made after the first Contract Year to 150% of first year contributions. We may also refuse to accept any contribution if the sum of all contributions under all Equitable Life annuity accumulation certificates/contracts that you own would then total more than $2,500,000.

Contributions are credited as of the Transaction Date.

METHODS OF PAYMENT

Except as indicated below, all contributions must be made by check drawn on a bank or credit union in the U.S., in U.S. dollars and made payable to Equitable Life. All checks are accepted subject to collection. Contributions must be sent to Equitable Life at our Processing Office address designated for contributions. Your initial contribution must be accompanied by a completed application which is acceptable to us. In the event the application information is incomplete or the application is otherwise not acceptable, we may retain your contribution for a period not exceeding five Business Days while an attempt is made to obtain the required information. If the required information cannot be obtained within those five Business Days, the Processing Office will inform the broker-dealer, on behalf of the applicant, of the reasons for the delay or non-acceptability and return the contribution immediately to the appli-cant, unless the applicant specifically consents to our retaining the contribution until the required information is received by the Processing Office.

Wire Transmittals

We will accept, by agreement with broker-dealers who use wire transmittals, transmittal of initial contributions by wire order from the broker-dealer to the Processing Office. Such transmittals must be accompanied by essential information we require to allocate the contribution.

Contributions accepted by wire order will be invested at the value next determined following receipt for contributions allocated to the Investment Funds. Contributions allocated to the Guaranteed Period Account will receive the Guaranteed Rate(s) in effect for the applicable Guarantee Period(s) on the Business Day contributions are received. Wire orders not accompanied by complete information may be retained as described above.

Notwithstanding the acceptance by us of the wire order and the essential information, however, a Certificate generally will not be issued until the receipt and acceptance of a properly completed application. In certain cases we may issue a Certificate based on information forwarded electronically. In these cases, you must sign our Acknowledgment of Receipt form.

Where a signed application is required, no financial transactions will be permitted until such time as we receive such signed application and have issued the Certificate. Where an Acknowledgment of Receipt is required, financial transactions will only be permitted if requested in writing, signed by the Certificate Owner and signature guaranteed until we receive such signed Acknowledgment of Receipt.

After your Certificate has been issued, subsequent contributions may be transmitted by wire.

1035 Exchanges

You may apply the values of an existing NQ life insurance or deferred annuity contract to purchase an NQ Accumulator Select Certificate in a tax deferred exchange, if you follow certain procedures. For further information, consult your tax adviser. See also "Taxation of Non-Qualified Annuities: Withdrawals" in Part 7.

ALLOCATION OF CONTRIBUTIONS

You may choose Self-Directed, Principal Assurance or Dollar Cost Averaging allocations.

A contribution allocated to an Investment Fund purchases Accumulation Units in that Investment Fund based on the Accumulation Unit Value for that Investment Fund computed for the Transaction Date. A contribution allocated to the Guaranteed Period Account will have the Guaranteed Rate for the specified Guarantee Period offered on the Transaction Date.

Self-Directed Allocation

You allocate your contributions to one or up to all of the available Investment Options. Allocations among the Investment Options must be in whole percentages. Allocation percentages can be changed at any time by writing to our Processing Office, or by telephone. The change will be effective on the Transaction Date and will remain in effect for future contributions unless another change is requested.

At Annuitant ages 76 and above, allocations to Guarantee Periods must be limited to those with maturities of five years or less and with maturity dates no later than the February 15th immediately following the Annuity Commencement Date.

Principal Assurance

This option (for Annuitant issue ages 20 through 75) assures that your Maturity Value in a specified Guarantee Period will equal your initial contribution on the Guarantee Period's Expiration Date, while at the same time allowing you to invest in the Investment Funds. It may be elected only at issue of your Certificate and assumes no withdrawals or transfers from the Guarantee Period. The maturity year generally may not be later than 10 years nor earlier than seven years from the Contract Date. In order to accomplish this strategy, we will allocate a portion of your initial contribution to the selected Guarantee Period. See "Guaranteed Rates and Price Per $100 of Maturity Value" in Part 2. The balance of your initial contribution and all subsequent contributions must be allocated under "Self-Directed Allocation" as described above.

If you are applying for an IRA Certificate, before you select a maturity year that would extend beyond the year in which you will attain age 70 1/2, you should consider your ability to take minimum distributions from other IRA funds that you may have or from the Investment Funds to the extent possible. See "Required Minimum Distributions" in Part 7.

FREE LOOK PERIOD

You have the right to examine your Certificate for a period of 10 days after you receive it, and to return it to us for a refund. You cancel it by sending it to our Processing Office. The free look period is extended if your state requires a refund period of longer than 10 days.

Your refund will equal the Annuity Account Value reflecting any investment gain or loss, and any positive or negative market value adjustment, through the date we receive your Certificate at our Processing Office. Some states or Federal income tax regulations may require that we calculate the refund differently. If you cancel your Certificate during the free look period, we may require that you wait six months before you may apply for a Certificate with us again.

We follow these same procedures if you change your mind before you receive your Certificate, but after a contribution has been made. See "Part 7: Tax Aspects of the Certificates" for possible consequences of cancelling your Certificate during the free look period.

ANNUITY ACCOUNT VALUE

Your Annuity Account Value is the sum of the amounts in the Investment
Options.

Annuity Account Value in Investment Funds

The Annuity Account Value in an Investment Fund on any Business Day is equal to the number of Accumulation Units in that Investment Fund times the Accumulation Unit Value for the Investment Fund for that date. The number of Accumulation Units in an Investment Fund at any time is equal to the sum of Accumulation Units purchased by contributions and transfers less the sum of Accumulation Units redeemed for withdrawals, transfers or deductions for charges.

The number of Accumulation Units purchased or sold in any Investment Fund equals the dollar amount of the transaction divided by the Accumulation Unit Value for that Investment Fund for the applicable Transaction Date.

The number of Accumulation Units will not vary because of any later change in the Accumulation Unit Value. The Accumulation Unit Value varies with the investment performance of the corresponding Portfolios of each respective trust, which in turn reflects the investment income and realized and unrealized capital gains and losses of the Portfolios, as well as each respective trust's fees and expenses. The Accumulation Unit Value is also stated after deduction of the Separate Account asset charges relating to the Certificates. A description of the computation of the Accumulation Unit Value is found in the SAI.

Annuity Account Value in Guaranteed Period
Account

The Annuity Account Value in the Guaranteed Period Account on any Business Day will be the sum of the present value of the Maturity Value in each Guarantee Period, using the Guaranteed Rate in effect for new allocations to such Guarantee Period on such date. (This is equivalent to the Guaranteed Period Amount increased or decreased by the full market value adjustment.) The Annuity Account Value, therefore, may be higher or lower than the contributions (less withdrawals) accumulated at the Guaranteed Rate. At the Expiration Date the Annuity Account Value in the Guaranteed Period Account will equal the Maturity Value. See "Part 2: The Guaranteed Period Account."

TRANSFERS AMONG INVESTMENT OPTIONS

At any time prior to the Annuity Commencement Date, you may transfer all or portions of your Annuity Account Value among the Investment Options, subject to the following restrictions.

  o Transfers out of a Guarantee Period other than at the Expiration Date will result in a market value adjustment. See "Part 2: The Guaranteed Period Account."

  o At Annuitant age 76 and above, transfers to Guarantee Periods must be limited to those with maturities of five years or less and with maturity dates no later than the February 15th immediately following the Annuity Commencement Date.

  o Transfers may not be made to a Guarantee Period with an Expiration Date in the current calender year, or if the Guaranteed Rate is 3%.

Transfer requests must be made directly to our Processing Office. Your request for a transfer should specify your Certificate number, the amounts or percentages to be transferred and the Investment Options to and from which the amounts are to be transferred. Your transfer request may be in writing or by telephone.

For telephone transfer requests, procedures have been established by Equitable Life that are considered to be reasonable and are designed to confirm that instructions communicated by telephone are genuine. Such procedures include requiring certain personal identification information prior to acting on telephone instructions and providing written confirmation. In light of the procedures established, Equitable Life will not be liable for following telephone instructions that it reasonably believes to be genuine.

We may restrict, in our sole discretion, the use of an agent acting under a power of attorney, such as a market timer, on behalf of more than one Certificate

Owner to effect transfers. Any agreements to use market timing services to effect transfers are subject to our rules then in effect and must be on a form satisfactory to us.

A transfer request will be effective on the Transaction Date and the transfer to or from Investment Funds will be made at the Accumulation Unit Value next computed after the Transaction Date. All transfers will be confirmed in writing.

DOLLAR COST AVERAGING

We offer two programs for Dollar Cost Averaging as described below. The main objective of dollar cost averaging is to attempt to shield your investment from short term price fluctuations. Since approximately the same dollar amounts are transferred from the Alliance Money Market Fund to other Investment Funds periodically, more Accumulation Units are purchased in an Investment Fund if the value per Accumulation Unit is low and fewer Accumulation Units are purchased if the value per Accumulation Unit is high. Therefore, a lower average value per Accumulation Unit may be achieved over the long term. This plan of investing allows you to take advantage of market fluctuations but does not assure a profit or protect against a loss in declining markets.

Special Dollar Cost Averaging

For Certificate Owners who at issue of the Certificate want to dollar cost average their entire initial contribution from the Alliance Money Market Fund into the other Investment Funds monthly over a period of twelve months, we offer a Special Dollar Cost Averaging program under which the mortality and expense risks charge, the administration charge, and the distribution charge normally deducted from the Alliance Money Market Fund will not be deducted. See "Charges Deducted from the Investment Funds" in Part 5.

General Dollar Cost Averaging

If you have at least $25,000 of Annuity Account Value in the Alliance Money Market Fund, you may choose to have a specified dollar amount or percentage of your Annuity Account Value transferred from the Alliance Money Market Fund to other Investment Funds on a monthly, quarterly or annual basis. This program may be elected at any time.

The minimum amount that may be transferred on each Transaction Date is $250. The maximum amount which may be transferred is equal to the Annuity Account Value in the Alliance Money Market Fund at the time the option is elected, divided by the number of transfers scheduled to be made each Contract Year. Dollar cost averaging may not be elected while the Systematic Withdrawal option (described under "Withdrawal Options" in Part 4) is in effect.

The transfer date will be the same calendar day of the month as the Contract Date. If, on any transfer date, the Annuity Account Value in the Alliance Money Market Fund is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred and the dollar cost averaging option will end. You may change the transfer amount once each Contract Year, or cancel this option by sending us satisfactory notice to our Processing Office at least seven calendar days before the next transfer date.

BASEBUILDER BENEFITS

The baseBUILDER option provides guaranteed benefits in the form of a Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit. The combined benefit is available for Annuitant issue ages 20 through 75 and is subject to an additional charge (see "baseBUILDER Benefit Charge" in Part 5). The baseBUILDER provides a degree of protection while you live (Income Benefit) as well as for your beneficiary should you die. As part of the baseBUILDER you will have a choice of two Guaranteed Minimum Death Benefit options (i) a 6% to Age 80 Roll Up or (ii) an Annual Ratchet to Age 80 (both options are described below). If you do not elect the baseBUILDER benefit, the Guaranteed Minimum Death Benefit choices are still provided under the Certificate. The baseBUILDER benefit is not currently available in New York.

If the Annuitant is age 76 or older and you are interested in the Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit, ask your registered representative for a copy of the prospectus supplement describing this benefit.

The main advantages of the Guaranteed Minimum Income Benefit relate to amounts allocated to the Investment Funds. Before electing the baseBUILDER, you should consider the extent to which you expect to utilize the Investment Funds. You elect the baseBUILDER guaranteed benefits when you apply for a Certificate and once elected, it may not be changed or cancelled.

GUARANTEED MINIMUM INCOME BENEFIT

The Guaranteed Minimum Income Benefit provides a minimum amount of guaranteed lifetime income when you apply the Annuity Account Value under your Equitable Accumulator Certificate to an Income ManagerSM (Life Annuity with a Period Certain) certificate during the periods of time indicated below. The Income Manager provides payments during a period certain with payments continuing for life thereafter. This means that payments will be made for the rest of the Annuitant's life. In addition, if the Annuitant dies before a specified period of time

(period certain) has ended, payments will continue to the beneficiary for the balance of the period certain.

On the Transaction Date that you exercise the Guaranteed Minimum Income Benefit, the annual lifetime income that will be provided under the Income Manager (Life Annuity with a Period Certain) will be the greater of (i) your Guaranteed Minimum Income Benefit, and (ii) the income provided by application of your Annuity Account Value at our then current annuity factors. The Guaranteed Minimum Income Benefit does not provide an Annu-ity Account Value or guarantee performance of your Investment Options. Because this benefit is based on conservative actuarial factors, the level of lifetime income that it guarantees may often be less than the level that would be provided by application of your Annuity Account Value at current annuity factors. It should therefore be regarded as a safety net.

Illustrated below are Guaranteed Minimum Income Benefit amounts per $100,000 of initial contribution, for a male Annuitant age 60 (at issue) on Contract Date anniversaries as indicated below, assuming no subsequent contributions or withdrawals and assuming there were no allocations to the Alliance Money Market Fund or the Guaranteed Period Account.

                 GUARANTEED MINIMUM INCOME BENEFIT
                              ANNUAL
 CONTRACT DATE            INCOME PAYABLE
  ANNIVERSARY              FOR LIFE WITH
  AT ELECTION         10 YEAR PERIOD CERTAIN
--------------- ---------------------------------
        7                     $ 8,992
       10                      12,160
       15                      18,358

Withdrawals will reduce your Guaranteed Minimum Income Benefit, see "How Withdrawals Affect Your Guaranteed Minimum Death Benefit and Guaranteed Minimum Income Benefit" in Part 4.

The Guaranteed Minimum Income Benefit may be exercised only within 30 days following the seventh or later Contract Date anniversary under your Equitable Accumulator Select Certificate. However, it may not be exercised earlier than the Annuitant's age 60, nor later than the Annuitant's age 83; except that for Annuitant issue ages 20 through 44, it may be exercised following the 15th or later Contract Date anniversary.

When you exercise the Guaranteed Minimum Income Benefit, you will receive an Income Manager (Life Annuity with a Period Certain) payout annuity certificate and extinguish your rights in your Equitable Accumulator Select Certificate, with at least the minimum annual income specified and a period certain based on the Annuitant's age at the time the benefit is exercised as follows:

          LEVEL PAYMENTS*
----------------------------------
    ANNUITANT'S    PERIOD CERTAIN YEARS
  AGE AT ELECTION      IRA     NQ
  ---------------      ---     --
      60 to 75         10      10
         76             9      10
         77             8      10
         78             7      10
         79             7      10
         80             7      10
         81             7       9
         82             7       8
         83             7       7

* Other forms and period certains may also be available. For IRA Certificates, please see "Required Minimum Distributions" in Part 7 to see how this option may be affected if exercised after age 70 1/2.

Payments will start one payment mode from the Contract Date of the Income Manager certificate.

Each year on your Contract Date anniversary, if you are eligible to exercise the Guaranteed Minimum Income Benefit, we will send you an eligibility notice illustrating how much income could be provided on the Contract Date anniversary. You may then notify us within 30 days following the Contract Date anniversary if you want to exercise the Guaranteed Minimum Income Benefit by submitting the proper form and returning your Equitable Accumulator Select Certificate. The amount of income you actually receive will be determined on the Transaction Date that we receive your properly completed exercise notice.

You may also apply your Cash Value at any time to an Income Manager (Life Annuity with a Period Certain), and you may always apply your Annuity Account Value to any of our life annuity benefits. The annuity benefits are discussed in Part 4. These benefits differ from the Income Manager payout annuities and may provide higher or lower income levels, but do not have all the features of Income Manager. You may request an illustration from your registered representative.

The Income Manager (Life Annuity with a Period Certain) is offered through our prospectus for the Income Manager payout annuities. A copy of the most current version may be obtained from your registered representative. You should read it carefully before you decide to exercise your Guaranteed Minimum Income Benefit.

Successor Annuitant/Certificate Owner

If the successor Annuitant/Certificate Owner election (discussed below) was elected at issue of the Certificate and is in effect at your death, the Guaranteed Minimum Income Benefit will continue to be available on Contract Date anniversaries specified above based on the Contract Date of your Equitable Accumulator Select Certificate, provided the Guar-anteed Minimum Income Benefit is exercised as specified above based on the age of the successor Annuitant/Certificate Owner.

DEATH BENEFIT

When the Annuitant Dies

Generally, upon receipt of proof satisfactory to us of the Annuitant's death prior to the Annuity Commencement Date, we will pay the death benefit to the beneficiary named in your Certificate. You designate the beneficiary at the time you apply for the Certificate. While the Certificate is in effect, you may change your beneficiary by writing to our Processing Office. The change will be effective on the date the written submission was signed. The death benefit payable will be determined as of the date we receive such proof of death and any required instructions as to the method of payment.

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit described below.

GUARANTEED MINIMUM DEATH BENEFIT

Applicable for Annuitant issue ages 20 through 79

You elect either the "6% to Age 80 Roll Up" or the "Annual Ratchet to Age 80" Guaranteed Minimum Death Benefit when you apply for a Certificate. Once elected, the benefit may not be changed.

6% to Age 80 Roll Up--On the Contract Date the Guaranteed Minimum Death Benefit is equal to the initial contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 6% (4% for amounts in the Alliance Money Market Fund and the Guarantee Periods, except as indicated below) on each Contract Date anniversary through the Annuitant's age 80 (or at the Annuitant's death, if earlier), and 0% thereafter, and is adjusted for any subsequent contributions and withdrawals. The Guaranteed Minimum Death Benefit interest applicable to amounts in the Alliance Money Market Fund under the Special Dollar Cost Averaging program (described above) will be 6%. The 6% to Age 80 Roll Up is not available in New York.

Annual Ratchet to Age 80--On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial contribution. Thereafter, the Guaranteed Minimum Death Benefit is reset through the Annuitant's age 80, to the Annuity Account Value on a Contract Date anniversary if higher than the then current Guaranteed Minimum Death Benefit, and is adjusted for any subsequent contributions and withdrawals.

Applicable for Annuitant issue ages 80 through 83

On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial contribution. Thereafter, the initial contribution is adjusted for any subsequent contributions, and any withdrawals.

Withdrawals will reduce your Guaranteed Minimum Death Benefit, see "How Withdrawals Affect Your Guaranteed Minimum Death Benefit and Guaranteed Minimum Income Benefit" in Part 4. For Certificates issued in New York, the Guaranteed Minimum Death Benefit at the Annuitant's death will not be less than the Annuity Account Value in the Investment Funds plus the sum of the Guaranteed Period Amounts in each Guarantee Period. See "Guarantee Periods" in Part 2.

See Appendix III for an example of the calculation of the Guaranteed Minimum Death Benefit.

HOW DEATH BENEFIT PAYMENT IS MADE

We will pay the death benefit to the beneficiary in the form of the annuity benefit you have chosen under your Certificate. If no annuity benefit has been chosen at the time of the Annuitant's death, the beneficiary will receive the death benefit in a lump sum. However, subject to any exceptions in the Certificate, Equitable Life's rules then in effect and any other applicable requirements under the Code, the beneficiary may elect to apply the death benefit to one or more annuity benefits offered by Equitable Life. See "Annuity Benefits and Payout Annuity Options" in Part 4. Note that if you are both the Certificate Owner and the Annuitant, only a life annuity or an annuity that does not extend beyond the life expectancy of the beneficiary may be elected.

Successor Annuitant

If you are both the Certificate Owner and the Annuitant and you elect your spouse to be both the sole primary beneficiary and the successor Annuitant/ Certificate Owner, then no death benefit is payable until your surviving spouse's death.

On the Contract Date anniversary following your death, if the successor Annuitant/Certificate Owner election was elected at issue of your Certificate and is in effect at your death, the Guaranteed Minimum Death Benefit will be reset at the greater of the then current Guaranteed Minimum Death Benefit and the then current Annuity Account Value. In determining whether the Guaranteed Minimum Death Benefit will continue to grow, we will use the age (as of the Contract Date anniversary) of the successor Annuitant/Certificate Owner.

WHEN THE NQ CERTIFICATE OWNER DIES
BEFORE THE ANNUITANT

When you are not the Annuitant under an NQ Certificate and you die before the Annuity Commencement Date, the beneficiary named to receive the death benefit upon the Annuitant's death will automatically succeed as Certificate Owner (unless you name a different person as a successor Owner in a written form acceptable to us and send it to our Processing Office). The Certificate provides that the original Certificate Owner's entire interest in the Certificate be completely distributed to the named beneficiary by the fifth anniversary of such Owner's death (unless an annuity benefit is elected and payments begin within one year after the Certificate Owner's death and are made over the beneficiary's life or over a period not to exceed the beneficiary's life expectancy). If an annuity benefit has not been elected, as described above, on the fifth anniversary of your death, we will pay any Annuity Account Value remaining on such date. If the successor Certificate Owner is your surviving spouse, no distributions are required as long as both the surviving spouse and the Annuitant are living.

CASH VALUE

The Cash Value under the Certificate fluctuates daily with the investment performance of the Investment Funds you have selected and reflects any upward or downward market value adjustment. See "Part 2: The Guaranteed Period Account." We do not guarantee any minimum Cash Value except for amounts in a Guarantee Period held to the Expiration Date. On any date before the Annuity Commencement Date while the Certificate is in effect, the Cash Value is equal to the Annuity Account Value.

SURRENDERING THE CERTIFICATES TO
RECEIVE THE CASH VALUE

You may surrender a Certificate to receive the Cash Value at any time while you are living and before the Annuity Commencement Date. For a surrender to be effective, we must receive your written request and the Certificate at our Processing Office. The Cash Value will be determined on the Transaction Date. All benefits under the Certificate will be terminated as of that date.

You may receive the Cash Value in a single sum payment or apply it under one or more of the annuity benefits. See "Annuity Benefits and Payout Annuity Options" in Part 4. We will usually pay the Cash Value within seven calendar days, but we may delay payment as described in "When Payments are Made" below.

For the tax consequences of surrenders, see "Part 7: Tax Aspects of the Certificates."

WHEN PAYMENTS ARE MADE

Under applicable law, application of proceeds from the Investment Funds to a variable annuity, payment of a death benefit from the Investment Funds, payment of any portion of the Annuity Account Value from the Investment Funds, and, upon surrender, payment of the Cash Value from the Investment Funds will be made within seven calendar days after the Transaction Date. Payments or application of proceeds from the Investment Funds can be deferred for any period during which (1) the New York Stock Exchange is closed or trading on it is restricted, (2) sales of securities or determination of the fair value of an Investment Fund's assets is not reasonably practicable because of an emergency, or (3) the SEC, by order, permits us to defer payment in order to protect persons with interest in the Investment Funds.

We can defer payment of any portion of the Annuity Account Value in the Guaranteed Period Account (other than for death benefits) for up to six months while you are living. We may also defer payments for any amount attributable to a contribution made in the form of a check for a reasonable amount of time (not to exceed 15 days) to permit the check to clear.

ASSIGNMENT

The IRA Certificates are not assignable or transferable except through surrender to us. They may not be borrowed against or used as collateral for a loan or other obligation.

The NQ Certificates may be assigned at any time before the Annuity Commencement Date and for any purpose other than as collateral or security for a loan. Equitable Life will not be bound by an assignment unless it is in writing and we have received it at our Processing Office. In some cases, an assignment may have adverse tax consequences. See "Part 7: Tax Aspects of the Certificates."

SERVICES WE PROVIDE

o       REGULAR REPORTS

  o Statement of your Certificate values as of the last day of the calendar year;

  o     Three additional reports of your Certificate values each year;

  o     Annual and semi-annual statements of each trust; and

  o     Written confirmation of financial transactions.

o       TOLL-FREE TELEPHONE SERVICES

  o Call 1-800-789-7771 for a recording of daily Accumulation Unit Values and Guaranteed Rates applicable to the Guarantee Periods. Also call during our regular business hours to speak to one of our customer service representatives.

o       PROCESSING OFFICE

  o     For contributions sent by Regular Mail:

        Equitable Life
        Income Management Group
        Post Office Box 13014
        Newark, NJ 07188-0014

  o     FOR CONTRIBUTIONS SENT BY EXPRESS MAIL:

        Equitable Life
        c/o First Chicago National Processing Center
        300 Harmon Meadow Boulevard, 3rd Floor
        Attn: Box 13014
        Secaucus, NJ 07094

  o FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS) SENT BY REGULAR MAIL:

        Equitable Life
        Income Management Group
        P.O. Box 1547
        Secaucus, NJ 07096-1547

  o FOR ALL OTHER COMMUNICATIONS (E.G., REQUESTS FOR TRANSFERS, WITHDRAWALS) SENT BY EXPRESS MAIL:

        Equitable Life
        Income Management Group
        200 Plaza Drive, 4th Floor
        Secaucus, NJ 07096

DISTRIBUTION OF THE CERTIFICATES

As the distributor of the Certificates, Equitable Distributors, Inc. (EDI), an indirect wholly owned subsidiary of Equitable Life, has responsibility for sales and marketing functions for the Certificates. EDI also serves as the principal underwriter of the Separate Account under the 1940 Act. EDI is registered with the SEC as a broker-dealer under the Exchange Act and is a member of the National Association of Securities Dealers, Inc. EDI's principal business address is 1290 Avenue of the Americas, New York, New York 10104. For 1996, EDI was paid a fee of $1,204,370 for its services under a "Distribution Agreement" with Equitable Life and the Separate Account.

The Certificates will be sold by registered representatives of EDI, as well as by unaffiliated broker-dealers with which EDI has entered into selling agreements. Broker-dealer sales compensation will not exceed 1.0% annually of the Annuity Account Value on a Contract Date anniversary. EDI may also receive compensation and reimbursement for its marketing services under the terms of its distribution agreement with Equitable Life. Broker-dealers receiving sales compensation will generally pay a portion thereof to their registered representatives as commissions related to sales of the Certificates. The offering of the Certificates is intended to be continuous.

PART 4: DISTRIBUTION METHODS UNDER THE CERTIFICATES

The Certificates offer several distribution methods specifically designed to provide retirement income. IRA Certificates permit Lump Sum Withdrawals, Substantially Equal Payment Withdrawals, Systematic Withdrawals and Minimum Distribution Withdrawals. NQ Certificates permit Lump Sum Withdrawals and Systematic Withdrawals. The Certificates also offer fixed and variable annuity benefits and Income Manager payout annuity options. IRA Certificate Owners should consider how the distribution method selected may affect the ability to comply with the minimum distribution rules discussed in "Part 7:
Tax Aspects of the Certificates."

For IRA retirement benefits subject to minimum distribution requirements, we will send a form outlining the distribution options available before you reach age 70 1/2 (if you have not begun your distribution in the form of a life contingent annuity before that time).

WITHDRAWAL OPTIONS

The Certificates are annuity contracts, even though you may elect to receive your benefits in a non-annuity form. You may take withdrawals from your Certificate before the Annuity Commencement Date and while you are alive.

Withdrawals are not subject to a withdrawal charge. Amounts withdrawn from the Guaranteed Period Account, other than at the Expiration Date, will result in a market value adjustment. See "Market Value Adjustment for Transfers, Withdrawals or Surrender Prior to the Expiration Date" in Part 2. Withdrawals may be taxable and subject to tax penalty. See "Part 7: Tax Aspects of the Certificates."

As a deterrent to early withdrawal (generally prior to age 59 1/2) the Code provides certain penalties. We may also be required to withhold income taxes from the amount distributed. These rules are outlined in "Part 7: Tax Aspects of the Certificates."

LUMP SUM WITHDRAWALS
(Available under IRA and NQ Certificates)

You may take Lump Sum Withdrawals at any time subject to a minimum withdrawal amount of $1,000. A request to withdraw more than 90% of the Cash Value as of the Transaction Date will result in the termination of the Certificate and will be treated as a surrender of the Certificate for its Cash Value. See "Surrendering the Certificates to Receive the Cash Value," in Part 3.

To make a Lump Sum Withdrawal, you must submit a request satisfactory to us which specifies the Investment Options from which the Lump Sum Withdrawal will be taken. If we have received the information we require, the requested withdrawal will become effective on the Transaction Date and proceeds will usually be mailed within seven calendar days thereafter, but we may delay payment as described in "When Payments Are Made" in Part 3. If we receive only partially completed information, our Processing Office will contact you for specific instructions before your request can be processed.

SYSTEMATIC WITHDRAWALS
(Available under IRA and NQ Certificates)

Under IRA Certificates this option may be elected only if you are between age 59 1/2 to 70 1/2.

Systematic Withdrawals provide level percentage or level amount payouts. You may choose to receive Systematic Withdrawals on a monthly, quarterly or annual basis. You select a dollar amount or percentage of the Annuity Account Value to be withdrawn, subject to a maximum of 1.2% monthly, 3.6% quarterly and 15.0% annually, but in no event may any payment be less than $250. If at the time a Systematic Withdrawal is to be made, the withdrawal amount would be less than $250, no payment will be made and your Systematic Withdrawal election will terminate.

You select the date of the month when the withdrawals will be made, but you may not choose a date later than the 28th day of the month. If no date is selected, withdrawals will be made on the same calendar day of the month as the Contract Date. The commencement of payments under the Systematic Withdrawal option may not be elected to start sooner than 28 days after issue of the Certificate.

You may elect Systematic Withdrawals at any time by completing the proper form and sending it to our Processing Office. You may change the payment frequency of your Systematic Withdrawals once each Contract Year or cancel this withdrawal option at any time by sending notice in a form satisfactory to us. The notice must be received at our Processing Office at least seven calendar days prior to the next scheduled withdrawal date. You may also change the amount or percentage of your Systematic Withdrawals once in each Contract Year. However, you may not change the amount or percentage in any Contract Year where you have previously taken another withdrawal under the Lump Sum Withdrawal option described above.

Unless you specify otherwise, Systematic Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount of the withdrawal required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first. A market value adjustment may apply.

SUBSTANTIALLY EQUAL PAYMENT WITHDRAWALS
(Available under IRA Certificates)

Substantially Equal Payment Withdrawals provide distributions from the Annuity Account Value of the amounts necessary so that the 10% penalty tax, normally applicable to distributions made prior to age 59 1/2, does not apply. See "Penalty Tax on Early Distributions," in Part 7. Once distributions begin, they should not be changed or stopped until the later of age 59 1/2 or five years from the date of the first distribution. If you change or stop the distributions or take a Lump Sum Withdrawal, you may be liable for the 10% penalty tax that would have otherwise been due on all prior distributions made under this option and for any interest thereon.

Substantially Equal Payment Withdrawals may be elected at any time if you are below age 59 1/2. You can elect this option by submitting the proper election form. You select the day and the month when the first withdrawal will be made, but it may not be sooner than 28 days after the issue of the Certificate. In no event may you elect to receive the first payment in the same Contract Year in which a Lump Sum Withdrawal was taken. We will calculate the amount of the distribution under a method we select and payments will be made monthly, quarterly or annually as you select. These payments will continue to be made until we receive written notice from you to cancel this option. Such notice must be received at our Processing Office at least seven calendar days prior to the next scheduled withdrawal date. A Lump Sum Withdrawal taken while Substantially Equal Payment Withdrawals are in effect will cancel such withdrawals. You may elect to start receiving Substantially Equal Payment Withdrawals again, but in no event can the payments start in the same Contract Year in which a Lump Sum Withdrawal was taken. We will calculate a new distribution amount. As indicated in the preceding paragraph, you may be liable for the 10% penalty tax on Substantially Equal Payment Withdrawals made before cancellation.

Unless you specify otherwise, Substantially Equal Payment Withdrawals will be withdrawn on a pro basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount of the withdrawal or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first. A market value adjustment may apply.

MINIMUM DISTRIBUTION WITHDRAWALS
(Available under IRA Certificates)

Minimum Distribution Withdrawals provide distributions from the Annuity Account Value of the amounts necessary to meet minimum distribution requirements set forth in the Code. This option may be elected in the year in which you attain age 70 1/2. You can elect Minimum Distribution Withdrawals by submitting the proper election form. The minimum amount we will pay out is $250. You may elect Minimum Distribution Withdrawals for each Certificate you own, subject to our rules then in effect. Currently, Minimum Distribution Withdrawal payments will be made annually.

Unless you specify otherwise, Minimum Distributions Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount of the withdrawal required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first.

Example

The chart below illustrates the pattern of payments, under Minimum Distribution Withdrawals for a male who purchases an IRA Certificate at age 70 with a single contribution of $100,000, with payments commencing at the end of the first Contract Year.

                  PATTERN OF MINIMUM DISTRIBUTION WITHDRAWALS
                       $100,000 SINGLE CONTRIBUTION FOR A
                            SINGLE LIFE-MALE AGE 70

                      [THE FOLLOWING TABLE WAS REPRESENTED
                      AS AN AREA GRAPH IN THE PROSPECTUS]

                          Assumes 6.0% Rate of Return

                                                    Amount
                      Age                         Withdrawn
                      ---                         ---------
                       70                           $6,250
                       75                            7,653
                       80                            8,667
                       85                            8,770
                       90                            6,931
                       95                            3,727
                      100                            1,179

                     [END OF GRAPHICALLY REPRESENTED DATA]

Payments are calculated each year based on the Annuity Account Value at the end of each year, using the recalculation method of determining payments. (See "Part 1--Minimum Distribution Withdrawals--IRA Certificates" in the SAI.) Payments are made annually, and it is further assumed that no Lump Sum Withdrawals are taken.

This example assumes an annual rate of return of 6.0% compounded annually for both the Investment Funds and the Guaranteed Period Account. This rate of return is for illustrative purposes only and is not intended to represent an expected or guaranteed rate of return. Your investment results will vary. In addition, this example does not reflect any charges that may be applicable under the Rollover IRA. Such charges would effectively reduce the actual return.

HOW WITHDRAWALS AFFECT YOUR GUARANTEED MINIMUM INCOME BENEFIT AND GUARANTEED MINIMUM DEATH BENEFIT

Except as described in the next sentence, each withdrawal will cause a reduction in your current Guaranteed Minimum Death Benefit and Guaranteed Minimum Income Benefit benefit base (described below) on a pro rata basis. Your current Guaranteed Minimum Death Benefit if based on the 6% to Age 80 Roll Up, and your Guaranteed Minimum Income Benefit benefit base, will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 6% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 6% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

Reduction on a dollar-for-dollar basis means your current Guaranteed Minimum Death Benefit and Guaranteed Minimum Income Benefit benefit base are reduced by the dollar amount of the withdrawal. Reduction on a pro rata basis means that we calculate the percentage of the Annuity Account Value as of the Transaction Date that is being withdrawn and we reduce your current Guaranteed Minimum Death Benefit and Guaranteed Minimum Income Benefit benefit base by that same percentage. For example, if your Annuity Account Value is $30,000 and you withdraw $12,000 you have withdrawn 40% ($12,000/$30,000) of your Annuity Account Value. If your Guaranteed Minimum Death Benefit was $40,000 prior to the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and your new Guaranteed Minimum Death Benefit after the withdrawal would be $24,000 ($40,000 -$16,000).

The timing of your withdrawals and whether they exceed the 6% threshold described above can have a significant impact on your Guaranteed Minimum Death Benefit or Guaranteed Minimum Income Benefit.

GUARANTEED MINIMUM INCOME BENEFIT
BENEFIT BASE

The Guaranteed Minimum Income Benefit benefit base is equal to the initial contribution on the Contract Date. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited with interest at 6% (4% for amounts in the Alliance Money Market Fund and the Guarantee Periods, except as indicated below) on each Contract Date anniversary through the Annuitant's age 80, and 0% thereafter, and is adjusted for any subsequent contributions and withdrawals. The Guaranteed Minimum Income Benefit benefit base interest applicable to amounts in the Alliance Money Market Fund under the Special Dollar Cost Averaging program (described in Part 3) will be 6%.

Your Guaranteed Minimum Income Benefit benefit base is applied to guaranteed minimum annuity factors to determine the Guaranteed Minimum Income Benefit. The guaranteed minimum annuity factors are based on (i) interest at 2.5% if the Guaranteed Minimum Income Benefit is exercised within 30 days following a Contract Date anniversary in years 7 through 9 and at 3% if exercised within 30 days following the 10th or later Contract Date anniversary, and (ii) mortality tables that assume increasing longevity. These interest and mortality factors are generally more conservative than the basis underlying current annuity factors, which means that they would produce less periodic income for an equal amount applied.

Your Guaranteed Minimum Income Benefit benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating your Guaranteed Minimum Income Benefit.

ANNUITY BENEFITS AND PAYOUT ANNUITY
OPTIONS

The Equitable Accumulator Select Certificates offer annuity benefits and Income Manager payout annuity options, described below, for providing retirement income.

ANNUITY BENEFITS

Annuity benefits under the Equitable Accumulator Select Certificates provide periodic payments over a specified period of time which may be fixed or may be based on the Annuitant's life. Annuity forms of payment are calculated as of the Annuity Commencement Date, which is on file with our Processing

Office. You can change the Annuity Commencement Date by writing to our Processing Office any time before the Annuity Commencement Date. However, you may not choose a date later than the 28th day of any month. Also, based on the issue age of the Annuitant, the Annuity Commencement Date may not be later than the Processing Date which follows the Annuitant's 90th birthday (may be different in some states).

Before the Annuity Commencement Date, we will send a letter advising that annuity benefits are available. Unless you otherwise elect, we will pay fixed annuity benefits on the "normal form" indicated for your Certificate as of the Annuity Commencement Date. The amount applied to provide the annuity benefit will be the Annuity Account Value.

Amounts in the Guarantee Periods that are applied to an annuity benefit prior to an Expiration Date will result in a market value adjustment. See "Market Value Adjustment for Transfers, Withdrawals or Surrender Prior to the Expiration Date" in Part 2.

Annuity Forms

o Life Annuity: An annuity which guarantees payments for the rest of the Annuitant's life. Payments end with the last monthly payment before the Annuitant's death. Because there is no death benefit associated with this annuity form, it provides the highest monthly payment of any of the life income annuity options, so long as the Annuitant is living.

o Life Annuity-Period Certain: This annuity form also guarantees payments for the rest of the Annuitant's life. In addition, if the Annuitant dies before a specified period of time (the "certain period") has ended, payments will continue to the beneficiary for the balance of the certain period. Certain periods may be 5, 10, 15 or 20 years. A life annuity with a certain period of 10 years is the normal form of annuity under the Certificates.

o Life Annuity-Refund Certain: This annuity form guarantees payments to you for the rest of your life. In addition, if you die before the amount applied to purchase this annuity option has been recovered, payments will continue to your beneficiary until that amount has been recovered. This option is available only as a fixed annuity.

o Period Certain Annuity: This annuity form guarantees payments for a specific period of time, usually 5, 10, 15 or 20 years, and does not involve life contingencies.

o Joint and Survivor Life Annuity: This annuity form guarantees life income to you and, after your death, continuation of income to the survivor.

The life annuity-period certain and the life annuity-refund certain are available on either a single life or joint and survivor life basis.

The annuity forms outlined above are available in both fixed and variable form, unless otherwise indicated. Fixed annuity payments are guaranteed by us and will be based either on the tables of guaranteed annuity payments in your Certificate or on our then current annuity rates, whichever is more favorable for the Annuitant. Variable income annuities may be funded through the Investment Funds through the purchase of annuity units. The amount of each variable annuity payment may fluctuate, depending upon the performance of the Investment Funds. That is because the annuity unit value rises and falls depending on whether the actual rate of net investment return (after deduction of charges) is higher or lower than the assumed base rate. See "Annuity Unit Values" in the SAI. Variable income annuities may also be available by separate prospectus through the Funds of other separate accounts we offer.

For all Annuitants, the normal form of annuity provides for fixed payments. We may offer other forms not outlined here. Your registered representative can provide details.

For each annuity benefit, we will issue a separate written agreement putting the benefit into effect. Before we pay any annuity benefit, we require the return of the Certificate.

The amount of the annuity payments will depend on the amount applied to purchase the annuity, the type of annuity chosen and, in the case of a life annuity form, the Annuitant's age (or the Annuitant's and joint Annuitant's ages) and in certain instances, the sex of the Annuitant(s). Once an income annuity form is chosen and payments have commenced, no change can be made.

If, at the time you elect an annuity form, the amount to be applied is less than $2,000 or the initial payment under the form elected is less than $20 monthly, we reserve the right to pay the Annuity Account Value in a single sum rather than as payments under the annuity form chosen.

INCOME MANAGER PAYOUT ANNUITY OPTIONS

Under Equitable Accumulator Select Certificates, you may apply your Annuity Account Value to an Income Manager (Life Annuity with a Period Certain), or an Income Manager (Period Certain) payout annuity certificate. Income Manager (Life Annuity with a Period Certain) certificates provide guaranteed payments for the Annuitant's life or for the Annuitant's life and the life of a joint Annuitant,

Income Manager (Period Certain) certificates provide payments for a specified period. The Certificate Owner and Annuitant must meet the issue age and payment requirements. Income Manager payout annuities provide guaranteed level (IRA and NQ Certificates) payments under both forms of certificate, or guaranteed increasing (NQ Certificates) payments under only Income Manager (Life Annuity with a Period Certain) certificates.

If you apply a part of the Annuity Account Value under any of the above Income Manager payout annuity certificates, it will be considered a withdrawal. See "Withdrawal Options" above. Amounts received under the Income Manager payout annuity certificates in such case will be taxable as withdrawals. See Part 7, "Tax Aspects of the Certificates."

No subsequent contributions will be permitted under an Income Manager (Life Annuity with a Period Certain) certificate.

The payout annuities are described in our prospectus for the Income Manager. Copies of the most current version are available from your registered representative. To purchase an Income Manager payout annuity we also require the return of your Equitable Accumulator Select Certificate. An Income Manager payout annuity certificate will be issued to put one of the payout annuity options into effect. Depending upon your circumstances, this may be accomplished on a tax-free basis. Consult your tax adviser.

                         PART 5: DEDUCTIONS AND CHARGES

CHARGES DEDUCTED FROM THE
ANNUITY ACCOUNT VALUE

We allocate the entire amount of each contribution to the Investment Options you select, subject to certain restrictions. We then periodically deduct certain amounts from your Annuity Account Value. Unless otherwise indicated, the charges described below and under "Charges Deducted from the Investment Funds" below will not be increased by us for the life of the Certificates. We may reduce certain charges under sponsored arrangements. See "Group or Sponsored Arrangements" below.

baseBUILDER Benefit Charge

If you elect the Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit, we deduct a charge annually on each Processing Date. The charge is equal to a percentage of the Guaranteed Minimum Income Benefit benefit base in effect on the Processing Date. The percentage is equal to 0.30%. The Guaranteed Minimum Income Benefit benefit base is described under "How Withdrawals Affect Your Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit" in Part 4.

This charge will be deducted from your Annuity Account Value in the Investment Funds on a pro rata basis. If there is insufficient value in the Investment Funds, all or a portion of such charge will be deducted from the Guarantee Periods in order of the earliest Expiration Date(s) first. A market value adjustment may apply. See "Market Value Adjustment for Transfers, Withdrawals or Surrender Prior to the Expiration Date" in Part 2.

Charges for State Premium and Other
Applicable Taxes

We deduct a charge for applicable taxes, such as state or local premium taxes, that might be imposed in your state. Generally we deduct this charge from the amount applied to provide an income annuity option. In certain states, however, we may deduct the charge for taxes from contributions. The current tax charge that might be imposed varies by state and ranges from 0% to 2.25% for IRA Certificates, and from 0% to 3.5% for NQ Certificates (1% in Puerto Rico and 5% in the Virgin Islands).

CHARGES DEDUCTED FROM THE
INVESTMENT FUNDS

Mortality and Expense Risks Charge

We will deduct a daily charge from the assets in each Investment Fund to compensate us for mortality and expense risks, including the Guaranteed Minimum Death Benefit. The daily charge is at the rate of 0.003032%, which is equivalent to an annual rate of 1.10%, on the assets in each Investment Fund.

The mortality risk assumed is the risk that Annuitants as a group will live for a longer time than our actuarial tables predict. As a result, we would be paying more in annuity income than we planned. We also assume a risk that the mortality assumptions reflected in our guaranteed annuity payment tables, shown in each Certificate, will differ from actual mortality experience. Lastly, we assume a mortality risk to the extent that at the time of death, the Guaranteed Minimum Death Benefit exceeds the Cash Value of the Certificate. The expense risk assumed is the risk that it will cost us more to issue and administer the Certificates than we expect.

Administration Charge

We will deduct a daily charge from the assets in each Investment Fund, to compensate us for administration expenses under the Certificates. The daily charge is at a rate of 0.000692% (equivalent to an annual rate of 0.25%) on the assets in each Investment Fund. We reserve the right to increase this charge to an annual rate of 0.35%, the maximum permitted under the Certificates.

Distribution Charge

We will deduct a daily charge from the assets in each Investment Fund to compensate us for sales expenses. The daily charge is at a rate of 0.000695% (equivalent to an annual rate of 0.25%) on the assets in each Investment Fund. This charge will never exceed applicable regulatory limitations.

We also offer other Equitable Accumulator certificates that do not have a distribution charge, but withdrawals of contributions are subject to a charge which declines to zero after seven years for each contribution. These other certificates may also provide higher Guaranteed Rates for the Guarantee Periods. A current prospectus for the Equitable

Accumulator with a withdrawal charge instead of a distribution charge may be obtained from your registered representative.

EQ TRUST CHARGES TO PORTFOLIOS

Investment management fees charged daily against EQ Trust's assets, the 12b-1 fee, direct operating expenses of EQ Trust (such as trustees' fees, expenses of independent auditors and legal counsel, administrative service fees, custodian fees, and liability insurance), and certain investment-related expenses of EQ Trust (such as brokerage commissions and other expenses related to the purchase and sale of securities), are reflected in each Portfolio's daily share price. The investment management fees paid annually by the Portfolio cannot be changed without a vote by shareholders. They are as follows:

                                  AVERAGE DAILY
                                   NET ASSETS
                                ---------------
EQ/Putnam Growth & Income
 Value..........................      0.55%
EQ/Putnam Investors Growth  ....      0.55%
EQ/Putnam International Equity        0.70%
MFS Research ...................      0.55%
MFS Emerging Growth Companies  .      0.55%

Investment management fees are established under EQ Trust's Investment Management Agreement between EQ Trust and its investment manager, EQ Financial. EQ Financial has entered into expense limitation agreements with EQ Trust, with respect to each Portfolio, pursuant to which EQ Financial has agreed to waive or limit its fees and total annual operating expenses (expressed as a percentage of the Portfolios' average daily net assets) to 0.85% each for the EQ/Putnam Growth & Income Value, EQ/Putnam Investors Growth, MFS Research, MFS Emerging Growth Companies Portfolios; and 1.20% for the EQ/Putnam International Equity Portfolio. See the prospectus for EQ Trust for more information.

The Rule 12b-1 Plan provides that EQ Trust, on behalf of each Portfolio, may pay annually up to 0.25% of the average daily net assets of a Portfolio attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. This fee will not be increased for the life of the Certificates. Fees and expenses are described more fully in the EQ Trust prospectus.

HR TRUST CHARGES TO PORTFOLIOS

Investment advisory fees charged daily against HR Trust's assets, the 12b-1 fee, direct operating expenses of HR Trust (such as trustees' fees, expenses of independent auditors and legal counsel, bank and custodian charges and liability insurance), and certain investment-related expenses of HR Trust (such as brokerage commissions and other expenses related to the purchase and sale of securities), are reflected in each Portfolio's daily share price. The maximum investment advisory fees paid annually by the Portfolios cannot be changed without a vote by shareholders. They are as follows:

                            AVERAGE DAILY NET ASSETS
             ----------------------------------------------------
                FIRST     NEXT      NEXT      NEXT
                $750      $750       $1       $2.5
               MILLION   MILLION   BILLION   BILLION   THEREAFTER
             --------- --------- --------- --------- ------------
Alliance
 Money
 Market......   0.350%    0.325%    0.300%    0.280%     0.270%

Alliance
 High Yield .   0.600%    0.575%    0.550%    0.530%     0.520%

Alliance
 Common
 Stock ......   0.475%    0.425%    0.375%    0.355%     0.345%*

Alliance
 Aggressive
 Stock ......   0.625%    0.575%    0.525%    0.500%     0.475%

Alliance
 Small Cap
 Growth......   0.900%    0.850%    0.825%    0.800%     0.775%

*On assets in excess of $10 billion, the management fee for the Alliance
 Common Stock Portfolio is reduced to 0.335% of average daily net assets.

Investment advisory fees are established under HR Trust's investment advisory agreements between the HR Trust and its investment adviser, Alliance.

The Rule 12b-1 Plan provides that HR Trust, on behalf of each Portfolio may pay annually up to 0.25% of the average daily net assets of a Portfolio attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. This fee will not be increased for the life of the Certificates. EDI is currently waiving a portion of the 12b-1 fee with respect to the Alliance Small Cap Growth Portfolio. Fees and expenses are described more fully in the HR Trust prospectus.

GROUP OR SPONSORED ARRANGEMENTS

For certain group or sponsored arrangements, we may change the minimum initial contribution requirements. We may also change the Guaranteed Minimum Death Benefit and the Guaranteed Minimum Income Benefit. We may also offer Investment Funds investing in Class IA shares of HR Trust and EQ Trust, which are not subject to the 12b-1 fee. Sponsored arrangements include those in which an employer allows us to sell Certificates to its employees or retirees on an individual basis.

Our costs for sales, administration, and mortality generally vary with the size and stability of the group or sponsoring organization among other factors. We take all these factors into account when making changes. To qualify for changes, a group or sponsored arrangement must meet certain requirements, including our requirements for size and number of years in existence. Group or sponsored arrangements that have been set up solely to buy Certificates or that have been in existence less than six months will not qualify for changes.

We may also establish different Guaranteed Rates for the Guarantee Periods under different classes of Certificates for group or sponsored arrangements.

We will make these and any similar changes according to our rules in effect when a Certificate is approved for issue. We may change these rules from time to time. Any variations will reflect differences in costs or services and will not be unfairly discriminatory.

Group or sponsored arrangements may be governed by the Code, the Employee Retirement Income Security Act of 1974 (ERISA), or both. We make no representations as to the impact of those and other applicable laws on such programs. WE RECOMMEND THAT EMPLOYERS, TRUSTEES, AND OTHERS PURCHASING OR MAKING CERTIFICATES AVAILABLE FOR PURCHASE UNDER SUCH PROGRAMS SEEK THE ADVICE OF THEIR OWN LEGAL AND BENEFITS ADVISERS.

                             PART 6: VOTING RIGHTS

EQ TRUST AND HR TRUST VOTING RIGHTS

As explained previously, contributions allocated to the Investment Funds are invested in shares of the corresponding Portfolios of EQ Trust and HR Trust. Since we own the assets of the Separate Account, we are the legal owner of the shares and, as such, have the right to vote on certain matters. Among other things, we may vote:

o  to elect each trust's Board of Trustees,

o  to ratify the selection of independent auditors for each trust, and

o on any other matters described in each trust's current prospectus or requiring a vote by shareholders under the 1940 Act.

Because EQ Trust is a Delaware business trust and HR Trust is a Massachusetts business trust, annual meetings are not required. Whenever a shareholder vote is taken, we will give Certificate Owners the opportunity to instruct us how to vote the number of shares attributable to their Certificates. If we do not receive instructions in time from all Certificate Owners, we will vote the shares of a Portfolio for which no instructions have been received in the same proportion as we vote shares of that Portfolio for which we have received instructions. We will also vote any shares that we are entitled to vote directly because of amounts we have in an Investment Fund in the same proportions that Certificate Owners vote.

Each share of each trust is entitled to one vote. Fractional shares will be counted. Voting generally is on a Portfolio-by-Portfolio basis except that shares will be voted on an aggregate basis when universal matters, such as election of Trustees and ratification of independent auditors, are voted upon. However, if the Trustees determine that shareholders in a Portfolio are not affected by a particular matter, then such shareholders generally would not be entitled to vote on that matter.

VOTING RIGHTS OF OTHERS

Currently, we control each trust. EQ Trust shares currently are sold only to our separate accounts. HR Trust shares are held by other separate accounts of ours and by separate accounts of insurance companies affiliated and unaffiliated with us. Shares held by these separate accounts will probably be voted according to the instructions of the owners of insurance policies and contracts issued by those insurance companies. While this will dilute the effect of the voting instructions of the Certificate Owners, we currently do not foresee any disadvantages arising out of this. HR Trust's Board of Trustees intends to monitor events in order to identify any material irreconcilable conflicts that possibly may arise and to determine what action, if any, should be taken in response. If we believe that HR Trust's response to any of those events insufficiently protects our Certificate Owners, we will see to it that appropriate action is taken to protect our Certificate Owners.

SEPARATE ACCOUNT VOTING RIGHTS

If actions relating to the Separate Account require Certificate Owner approval, Certificate Owners will be entitled to one vote for each Accumulation Unit they have in the Investment Funds. Each Certificate Owner who has elected a variable annuity payout may cast the number of votes equal to the dollar amount of reserves we are holding for that annuity in an Investment Fund divided by the Accumulation Unit Value for that Investment Fund. We will cast votes attributable to any amounts we have in the Investment Funds in the same proportion as votes cast by Certificate Owners.

CHANGES IN APPLICABLE LAW

The voting rights we describe in this prospectus are created under applicable Federal securities laws. To the extent that those laws or the regulations promulgated under those laws eliminate the necessity to submit matters for approval by persons having voting rights in separate accounts of insurance companies, we reserve the right to proceed in accordance with those laws or regulations.

PART 7: TAX ASPECTS OF THE CERTIFICATES

This Part of the prospectus generally covers our understanding of the current Federal income tax rules that apply to NQ and IRA Certificates.

This Part does not apply to NQ Certificates used as the investment vehicle for qualified plans discussed in Appendix II.

This prospectus does not provide detailed tax information and does not address issues such as state income and other taxes or Federal gift and estate taxes. Please consult a tax adviser when considering the tax aspects of the Certificates.

TAX CHANGES

The United States Congress has in the past considered and may in the future consider proposals for legislation that, if enacted, could change the tax treatment of annuities and individual retirement arrangements. In addition, the Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing laws. State tax laws or, if you are not a United States resident, foreign tax laws, may affect the tax consequences to you or the beneficiary. These laws may change from time to time without notice and, as a result, the tax consequences may be altered. There is no way of predicting whether, when or in what form any such change would be adopted.

Any such change could have retroactive effects regardless of the date of enactment. We suggest you consult your legal or tax adviser.

TAXATION OF NON-QUALIFIED ANNUITIES

This section generally covers our understanding of the current Federal income tax laws that apply to a non-qualified annuity purchased with only after-tax dollars.

Equitable Life has designed the NQ Certificate to qualify as an "annuity" for purposes of Federal income tax law. Gains in the Annuity Account Value of the Certificate generally will not be taxable to an individual until a distribution occurs, either by a withdrawal of part or all of its value or as a series of periodic payments. However, there are some exceptions to this rule: (1) if a Certificate fails the investment diversification requirements;
(2) if an individual transfers a Certificate as a gift to someone other than a spouse (or divorced spouse), any gain in its Annuity Account Value will be taxed at the time of transfer; (3) the assignment or pledge of any portion of the value of a Certificate will be treated as a distribution of that portion of the Certificate; and (4) when an insurance company (or its affiliate) issues more than one non-qualified deferred annuity certificate or contract during any calendar year to the same taxpayer, the certificates or contracts are required to be aggregated in computing the taxable amount of any distribution.

Corporations, partnerships, trusts and other non-natural persons generally cannot defer the taxation of current income credited to the Certificate unless an exception under the Code applies.

Withdrawals

Prior to the Annuity Commencement Date, any withdrawals which do not terminate your total interest in the Certificate are taxable to you as ordinary income to the extent there has been a gain in the Annuity Account Value, and is subject to income tax withholding. See "Federal and State Income Tax Withholding" below. The balance of the distribution is treated as a return of the "investment" or "basis" in the Certificate and is not taxable. Generally, the investment or basis in the Certificate equals the contributions made, less any amounts previously withdrawn which were not taxable. If your Equitable Accumulator Select Certificate was issued as a result of a tax free exchange of another NQ life insurance or deferred annuity contract as described in "Methods of Payment: 1035 Exchanges" in Part 3, your investment in that original contract generally is treated as the basis in the Equitable Accumulator Select Certificate regardless of the value of that original contract at the time of the exchange. Special rules may apply if contributions made to another annuity certificate or contract prior to August 14, 1982 are transferred to a Certificate in a tax-free exchange. To take advantage of these rules, you must notify us prior to such an exchange.

If you surrender or cancel the Certificate, the distribution is taxable to the extent it exceeds the investment in the Certificate.

Annuity Payments

Once annuity payments begin, a portion of each payment is considered to be a tax-free recovery of investment based on the ratio of the investment to the expected return under the Certificate. The remainder of each payment will be taxable. In the case of a variable annuity, special rules apply if the payments received in a year are less than the amount permitted to be recovered tax-free. In the case of a life annuity, after the total investment has been recovered, future payments are fully taxable. If payments cease as a result of death, a deduction for any unrecovered investment will be allowed.

Early Distribution Penalty Tax

In addition to income tax, a penalty tax of 10% applies to the taxable portion of a distribution unless the distribution is (1) made on or after the date the taxpayer attains age 59 1/2, (2) made on or after the taxpayer's death, (3) attributable to the disability of the taxpayer, (4) part of a series of substantially equal installments as an annuity for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and a beneficiary, or (5) with respect to income allocable to amounts contributed to an annuity certificate or contract prior to August 14, 1982 which are transferred to the Certificate in a tax-free exchange.

Payments as a Result of Death

If, as a result of the Annuitant's death, the beneficiary is entitled to receive the death benefit described in Part 3, the beneficiary is generally subject to the same tax treatment as would apply to you, had you surrendered the Certificate (discussed above).

If the beneficiary elects to take the death benefit in the form of a life income or installment option, the election should be made within 60 days after the day on which a lump sum death benefit first becomes payable and before any benefit is actually paid. The tax computation will reflect your investment in the Certificate.

The Certificate provides a minimum guaranteed death benefit that in certain circumstances may be greater than either the contributions made or the Annuity Account Value. This provision provides investment protection against an untimely termination of a Certificate on the death of an Annuitant at a time when the Certificate's Annuity Account Value might otherwise have provided a lower benefit. Although we do not believe that the provision of this benefit should have any adverse tax effect, it is possible that the IRS could take a contrary position and could assert that some portion of the charges for the minimum guaranteed death benefit should be treated for Federal income tax purposes as a partial withdrawal from the Certificate. If this were so, such a deemed withdrawal could be taxable, and for Certificate Owners under age 59 1/2, also subject to tax penalty.

Special distribution requirements apply upon the death of the owner of a non-qualified annuity. That is, in the case of a contract where the owner and annuitant are different, even though the annuity contract could continue because the annuitant has not died, Federal tax law requires that the person who succeeds as owner of the contract take distribution of the contract within a specified period of time.

SPECIAL RULES FOR NQ CERTIFICATES
ISSUED IN PUERTO RICO

Under current law Equitable Life treats income from NQ Certificates as U.S.-source. A Puerto Rico resident is subject to U.S. taxation on such U.S.-source income. Only Puerto Rico-source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ Certificates is also subject to Puerto Rico tax. The computation of the taxable portion of amounts distributed from a Certificate may differ in the two jurisdictions. Therefore, an individual might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income for each. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid. Depending on an individual's personal situation and the timing of the different tax liabilities, an individual may not be able to take full advantage of this credit.

Please consult your tax adviser to determine the applicability of these rules to your own tax situation.

IRA TAX INFORMATION

TAX-QUALIFIED INDIVIDUAL RETIREMENT
ANNUITIES (IRAS)

This prospectus contains the information which the Internal Revenue Service
(IRS) requires to be disclosed to an individual before he or she purchases an IRA.

The IRA Certificate is designed to qualify as an IRA under Section 408(b) of the Code. Your rights under the IRA Certificate cannot be forfeited.

This prospectus covers some of the special tax rules that apply to individual retirement arrangements. You should be aware that an IRA is subject to certain restrictions in order to qualify for its special treatment under the Federal tax law.

This prospectus provides our general understanding of applicable Federal income tax rules, but does not provide detailed tax information and does not address issues such as state income and other taxes or Federal gift and estate taxes. Please consult a tax adviser when considering the tax aspects of the IRA Certificates.

Further information on IRA tax matters can be obtained from any IRS district office. Additional information regarding IRAs, including a discussion of required distributions, can be found in IRS Publication 590, entitled "Individual Retirement Arrangements (IRAs)," which is generally updated annually.

The IRA Certificate has been approved by the IRS as to form for use as an IRA. This IRS approval is a determination only as to the form of the annuity, does not represent a determination of the merits of the annuity as an investment, and may not address certain features under the IRA Certificate.

Cancellation

You can cancel a Certificate issued as an IRA by following the directions in
Part 3 under "Free Look Period." Since there may be adverse tax consequences if a Certificate is cancelled (and because we are required to report to the IRS certain distributions from cancelled IRAs), you should consult with a tax adviser before making any such decision. If you cancel this Certificate, you may establish a new individual retirement arrangement if at the time you meet the requirements for establishing an individual retirement arrangement.

Contributions to IRAs

Individuals may make three different types of contributions to purchase an IRA, or as later additions to an existing IRA: "regular" contributions out of earnings, tax-free "rollover" contributions from tax-qualified plans, or direct custodian-to-custodian transfers from other individual retirement arrangements ("direct transfers").

The initial contribution to the Certificate must be either a rollover or a direct custodian-to-custodian transfer. See "Tax-Free Transfers and Rollovers," discussed below. Any subsequent contributions you make may be any of rollovers, direct transfers or "regular" IRA contributions. See "Contributions Under the Certificates" in Part 3. The immediately following discussion relates to "regular" IRA contributions. For the reasons noted in "Tax-Free Transfers and Rollovers" below, you should consult with your tax adviser before making any subsequent contributions to an IRA which is intended to serve as a "conduit" IRA.

Generally, $2,000 is the maximum amount of deductible and nondeductible contributions which may be made to all IRAs by an individual in any taxable year. The above limit may be less when the individual's earnings are below $2,000. This limit does not apply to rollover contributions or direct custodian-to-custodian transfers into an IRA.

The amount of IRA contributions for a tax year that an individual can deduct depends on whether the individual (or the individual's spouse, if a joint return is filed) is covered by an employer-sponsored tax-favored retirement plan. If the individual's spouse does not work or elects to be treated as having no compensation, the individual and the individual's spouse may contribute up to $4,000 to individual retirement arrangements (but no more than $2,000 to any one individual retirement arrangement). The non-working spouse owns his or her individual retirement arrangements, even if the working spouse makes contributions to purchase the spousal individual retirement arrangements.

If neither the individual nor the individual's spouse is covered during any part of the taxable year by an employer-sponsored tax-favored retirement plan (including a qualified plan, a tax sheltered account or annuity under Section 403(b) of the Code (TSA) or a simplified employee pension plan), then regardless of adjusted gross income (AGI), each working spouse may make deductible contributions to an IRA for each tax year (MAXIMUM PERMISSIBLE DOLLAR DEDUCTION) up to the lesser of $2,000 or 100% of compensation. In certain cases, individuals covered by a tax-favored retirement plan include persons eligible to participate in the plan although not actually participating. Whether or not a person is covered by a retirement plan will be reported on an employee's Form W-2.

If the individual is single and covered by a retirement plan during any part of the taxable year, the deduction for IRA contributions phases out with AGI between $25,000 and $35,000. If the individual is married and files a joint return, and either the individual or the spouse is covered by a tax-favored retirement plan during any part of the taxable year, the deduction for IRA contributions phases out with AGI between $40,000 and $50,000. If the individual is married, files a separate return and is covered by a tax-favored retirement plan during any part of the taxable year, the deduction for IRA contributions phases out with AGI between $0 and $10,000. Married individuals filing separate returns must take into account the retirement plan coverage of the other spouse, unless the couple has lived apart for the entire taxable year. If AGI is below the phase-out range, an individual is entitled to the Maximum Permissible Dollar Deduction. In computing the partial deduction for IRA contributions the individual must round the amount of the deduction to the nearest $10. The permissible deduction for IRA contributions is a minimum of $200 if AGI is less than the amount at which the deduction entirely phases out.

If the individual (or the individual's spouse, unless the couple has lived apart the entire taxable year and their filing status is married, filing separately) is covered by a tax-favored retirement plan, the deduction for IRA contributions must be computed using one of two methods. Under the first method, the individual determines AGI and subtracts $25,000 if the individual is a single person, $40,000 if the individual is married and files a joint return with the spouse, or $0 if the individual is married and files a separate return. The resulting amount is the individual's Excess AGI. The individual then determines the limit on the deduction for IRA contributions using the following formula:

 $10,000-Excess AGI        X      Maximum        =       Adjusted
-----------------------
   $10,000                        Permissible            Dollar
                                    Dollar               Deduction
                                  Deduction              Limit


Under the second method, the individual determines his or her Excess AGI and then refers to the table in Appendix IV originally prepared by the IRS to determine the deduction.

Contributions may be made for a tax year until the deadline for filing a Federal income tax return for that tax year (without extensions). No contributions are allowed for the tax year in which an individual attains age 70 1/2 or any tax year after that. A working spouse age 70 1/2 or over, however, can contribute up to the lesser of $2,000 or 100% of "earned income" to a spousal individual retirement arrangement for a non-working spouse until the year in which the non-working spouse reaches age 70 1/2.

An individual not eligible to deduct part or all of the IRA contribution may still make nondeductible contributions on which earnings will accumulate on a tax-deferred basis. The deductible and nondeductible contributions to the individual's IRA (or the nonworking spouse's IRA) may not, however, together exceed the maximum $2,000 per person limit. See "Excess Contributions" below. Individuals must keep their own records of deductible and nondeductible contributions in order to prevent double taxation on the distribution of previously taxed amounts. See "Distributions from IRA Certificates" below.

An individual making nondeductible contributions in any taxable year, or any individual who has made nondeductible contributions to an IRA in prior years and is receiving amounts from any IRA must file the required information with the IRS. Moreover, individuals making nondeductible IRA contributions must retain all income tax returns and records pertaining to such contributions until interests in all IRAs are fully distributed.

EXCESS CONTRIBUTIONS

Excess contributions to an IRA are subject to a 6% excise tax for the year in which made and for each year thereafter until withdrawn. In the case of "regular" IRA contributions any contribution in excess of the lesser of $2,000 or 100% of compensation or earned income is an "excess contribution," (without regard to the deductibility or nondeductibility of IRA contributions under this limit). Also, any "regular" contributions made after you reach age 70 1/2 are excess contributions. In the case of rollover IRA contributions, excess contributions are amounts which are not eligible to be rolled over (for example, after tax contributions to a qualified plan or minimum distributions required to be made after age 70 1/2). An excess contribution (rollover or "regular") which is withdrawn, however, before the time for filing the individual's Federal income tax return for the tax year (including extensions) is not includable in income and therefore is not subject to the 10% penalty tax on early distributions (discussed below under "Penalty Tax on Early Distributions"), provided any earnings attributable to the excess contribution are also withdrawn and no tax deduction is taken for the excess contribution. The withdrawn earnings on the excess contribution, however, would be includable in the individual's gross income and would be subject to the 10% penalty tax. If excess contributions are not withdrawn before the time for filing the individual's Federal income tax return for the year (including extensions), "regular" contributions may still be withdrawn after that time if the IRA contribution for the tax year did not exceed $2,000 and no tax deduction was taken for the excess contribution; in that event, the excess contribution would not be includable in gross income and would not be subject to the 10% penalty tax. Lastly, excess "regular" contributions may also be removed by underutilizing the allowable contribution limits for a later year.

If excess rollover contributions are not withdrawn before the time for filing the individual's Federal tax return for the year (including extensions) and the excess contribution occurred as a result of incorrect information provided by the plan, any such excess amount can be withdrawn if no tax deduction was taken for the excess contribution. As above, excess rollover contributions withdrawn under those circumstances would not be includable in gross income and would not be subject to the 10% penalty tax.

TAX-FREE TRANSFERS AND ROLLOVERS

Rollover contributions may be made to an IRA from these sources: (i) qualified plans, (ii) TSAs (including 403(b)(7) custodial accounts) and (iii) other individual retirement arrangements.

The rollover amount must be transferred to the Certificate either as a direct rollover of an "eligible rollover distribution" (described below) or as a rollover by the individual plan participant or owner of the individual retirement arrangement. In the latter cases, the rollover must be made within 60 days of the date the proceeds from another individual retirement arrangement or an eligible rollover distribution from a qualified plan or TSA were received. Generally the taxable portion of any distribution from a qualified plan or TSA is an eligible rollover distribution and may be rolled over tax-free to an IRA unless the distribution is (i) a required minimum distribution under Section 401(a)(9) of the Code; or (ii) one of a series of substantially equal periodic payments made (not less frequently than annually) (a) for the life (or life expectancy) of the plan participant or the joint lives (or joint life expectancies) of the plan participant and his or her designated beneficiary, or (b) for a specified period of ten years or more.

Under some circumstances, amounts from a Certificate may be rolled over on a tax-free basis to a qualified plan. To get this "conduit" IRA treatment, the source of funds used to establish the IRA must be a rollover contribution from the qualified plan and the entire amount received from the IRA (including any earnings on the rollover contribution) must be rolled over into another qualified plan within 60 days of the date received. Similar rules apply in the case of a TSA. If you make a contribution to the Certificate which is from an eligible rollover distribution and you commingle such contribution with other contributions, you may not be able to roll over these eligible rollover distribution contributions and earnings to another qualified plan (or TSA, as the case may be) at a future date, unless the Code permits.

Under the conditions and limitations of the Code, an individual may elect for each IRA to make a tax-free rollover once every 12-month period among individual retirement arrangements (including rollovers from retirement bonds purchased before 1983). Custodian-to-custodian transfers are not rollovers and can be made more frequently than once a year.

The same tax-free treatment applies to amounts withdrawn from the Certificate and rolled over into other individual retirement arrangements unless the distribution was received under an inherited IRA. Tax-free rollovers are also available to the surviving spouse beneficiary of a deceased individual, or a spousal alternate payee of a qualified domestic relations order applicable to a qualified plan. In some cases, IRAs can be transferred on a tax-free basis between spouses or former spouses incidental to a judicial decree of divorce or separation.

DISTRIBUTIONS FROM IRA CERTIFICATES

Income or gains on contributions under IRAs are not subject to Federal income tax until benefits are distributed to the individual. Distributions include withdrawals from your Certificate, surrender of your Certificate and annuity payments from your Certificate. Death benefits are also distributions. Except as discussed below, the amount of any distribution from an IRA is fully includable as ordinary income by the individual in gross income.

If the individual has made non-deductible IRA contributions, those contributions are recovered tax-free when distributions are received. The individual must keep records of all nondeductible contributions. At the end of each tax year in which the individual has received a distribution, the individual determines a ratio of the total nondeductible IRA contributions (less any amounts previously withdrawn tax-free) to the total account balances of all IRAs held by the individual at the end of the tax year (including rollover IRAs) plus all IRA distributions made during such tax year. The resulting ratio is then multiplied by all distributions from the IRA during that tax year to determine the nontaxable portion of each distribution.

In addition, a distribution (other than a required minimum distribution received after age 70 1/2 ) is not taxable if (1) the amount received is a return of excess contributions which are withdrawn, as described under "Excess Contributions" above, (2) the entire amount received is rolled over to another individual retirement arrangement (see "Tax-Free Transfers and Rollovers" above) or (3) in certain limited circumstances, where the IRA acts as a "conduit," the entire amount is paid into a qualified plan or TSA that permits rollover contributions.

Distributions from an IRA are not entitled to the special favorable five-year averaging method (or, in certain cases, favorable ten-year averaging and long-term capital gain treatment) available in certain cases to distributions from qualified plans.

REQUIRED MINIMUM DISTRIBUTIONS

The minimum distribution rules require IRA owners to start taking annual distributions from their retirement plans by age 70 1/2. The distribution requirements are designed to provide for distribution of the owner's interest in the IRA over the owner's life expectancy. Whether the correct amount has been distributed is calculated on a year by year basis; there are no provisions in the Code to allow amounts taken in excess of the required amount to be carried over or carried back and credited to other years.

Generally, an individual must take the first required minimum distribution with respect to the calendar year in which the individual turns age 70 1/2. The individual has the choice to take the first required minimum distribution during the calendar year he or she turns age 70 1/2, or to delay taking it until the three month (January 1-April 1) period in the next calendar year. (Distributions must commence no later than the "Required Beginning Date," which is the April 1st of the calendar year following the calendar year in which the individual turns age 70 1/2.) If the individual chooses to delay taking the first annual minimum distribution, then the individual will have to take two minimum distributions in that year--the delayed one for the first year and the one actually for that year. Once minimum distributions begin, they must be made at some time every year.

There are two approaches to taking minimum distributions--"account based" or "annuity based"--and there are a number of distribution options in both of these categories. These choices are intended to give individuals a great deal of flexibility to provide for themselves and their families.

An account based minimum distribution approach may be a lump sum payment, or periodic withdrawals made over a period which does not extend beyond the individual's life expectancy or the joint life expectancies of the individual and a designated beneficiary. An annuity based approach involves application of the Annuity Account Value to an annuity for the life of the individual or the joint lives of the individual and a designated beneficiary, or for a period certain not extending beyond applicable life expectancies.

You should discuss with your tax adviser which minimum distribution options are best for your own personal situation. Individuals who are participants in more than one tax-favored retirement plan may be able to choose different distribution options for each plan.

Your required minimum distribution for any taxable year is calculated by taking into account the required minimum distribution from each of your individual retirement arrangements. The IRS, however, does not require that you make the required distribution from each individual retirement arrangement that you maintain. As long as the total amount distributed annually satisfies your overall minimum distribution requirement, you may choose to take your annual required distribution from any one or more individual retirement arrangements that you maintain.

An individual may recompute his or her minimum distribution amount each year based on the individual's current life expectancy as well as that of the spouse. No recomputation is permitted, however, for a beneficiary other than a spouse.

An individual who has been computing minimum distributions with respect to IRA funds on an account based approach (discussed above) may subsequently apply such funds to a life annuity based payout, provided that the individual had elected to recalculate life expectancy annually (and the spouse's life expectancy if a spousal joint annuity is selected). For example, if you anticipate exercising GMIB or selecting any other form of life annuity payout after you are age 70 1/2, you must have elected to recalculate life expectancies.

   If there is an insufficient distribution in any year, a 50% tax may be imposed on the amount by which the minimum required to be distributed exceeds the amount actually distributed. The penalty tax may be waived by the Secretary of the Treasury in certain limited circumstances. Failure to have distributions made as the Code and Treasury regulations require may result in disqualification of your IRA. See "Tax Penalty for Insufficient Distributions" below.

Except as described in the next sentence, if the individual dies after distribution in the form of an annuity has begun, or after the Required Beginning Date, payment of the remaining interest must be made at least as rapidly as under the method used prior to the individual's death. (The IRS has indicated that an exception to the rule that payment of the remaining interest must be made at least as rapidly as under the method used prior to the individual's death applies if the beneficiary of the IRA is the surviving spouse. In some circumstances, the surviving spouse may elect to "make the IRA his or her own" and halt distributions until he or she reaches age 70 1/2).

If an individual dies before the Required Beginning Date and before distributions in the form of an annuity begin, distributions of the individual's entire interest under the Certificate must be completed within five years after death, unless payments to a designated beneficiary begin within one year of the individual's death and are made over the beneficiary's life or over a period certain which does not extend beyond the beneficiary's life expectancy.

If the surviving spouse is the designated beneficiary, the spouse may delay the commencement of such payments up until the individual would have attained 70 1/2. In the alternative, a surviving spouse may elect to roll over the inherited IRA into the surviving spouse's own IRA.

TAXATION OF DEATH BENEFITS

Distributions received by a beneficiary are generally given the same tax treatment the individual would have received if distribution had been made to the individual.

If you elect to have your spouse be the sole primary beneficiary and to be the successor Annuitant and Certificate Owner, then your surviving spouse automatically becomes both the successor Certificate Owner and Annuitant, and no death benefit is payable until the surviving spouse's death.

GUARANTEED MINIMUM DEATH BENEFIT

The Code provides that no part of an individual retirement account may be invested in life insurance contracts. Treasury Regulations provide that an individual retirement account may be invested in an annuity contract which provides a death benefit of the greater of premiums paid or the contract's cash value. Your Certificate provides a minimum death benefit guarantee that in certain circumstances may be greater than either of contributions made or the Annuity Account Value. Although there is no ruling regarding the type of minimum death benefit guarantee provided by the Certificate, Equitable Life believes that the Certificate's minimum death benefit guarantee should not adversely affect the qualification of the Certificate as an IRA. Nevertheless, it is possible that the IRS could disagree, or take the position that some portion of the charge in the Certificate for the minimum death benefit guarantee should be treated for Federal income tax purposes as a taxable partial withdrawal from the Certificate. If this were so, such a deemed withdrawal would also be subject to tax penalty for Certificate Owners under age 59 1/2.

Prohibited Transaction

An IRA may not be borrowed against or used as collateral for a loan or other obligation. If the IRA is borrowed against or used as collateral, its tax-favored status will be lost as of the first day of the tax year in which the event occurred. If this happens, the individual must include in Federal gross income for that year an amount equal to the fair market value of the IRA Certificate as of the first day of that tax year, less the amount of any nondeductible contributions not previously withdrawn. Also, the early distribution penalty tax of 10% will apply if the individual has not reached age 59 1/2 before the first day of that tax year. See "Penalty Tax on Early Distributions" below.

PENALTY TAX ON EARLY DISTRIBUTIONS

The taxable portion of IRA distributions will be subject to a 10% penalty tax unless the distribution is made (1) on or after your death, (2) because you have become disabled, (3) on or after the date when you reach age 59 1/2, or
(4) in accordance with the exception outlined below if you are under 59 1/2. Also not subject to penalty tax are IRA distributions used to pay certain extraordinary medical expenses or medical insurance premiums for defined unemployed individuals.

A payout over your life or life expectancy (or joint and survivor lives or life expectancies), which is part of a series of substantially equal periodic payments made at least annually, is also not subject to penalty tax. To permit you to meet this exception, Equitable Life has two options:
Substantially Equal Payment Withdrawals and the Income Manager (Life Annuity with a Period Certain), both of which are described in Part 5. The version of the Income Manager which would meet this exception must provide level payments for life, with no deferral of the payment start date. If you are an IRA Certificate Owner who will be under age 59 1/2 as of the date the first payment is expected to be received and you choose either option, Equitable Life will calculate the substantially equal annual payments under a method we will select based on guidelines issued by the IRS (currently contained in IRS Notice 89-25, Question and Answer 12). Although Substantially Equal Payment Withdrawals and Income Manager payments are not subject to the 10% penalty tax, they are taxable as discussed in "Distributions from IRA Certificates," above. Once Substantially Equal Payment Withdrawals or Income Manager payments begin, the distributions should not be stopped or changed until the later of your attaining age 59 1/2 or five years after the date of the first distribution, or the penalty tax, including an interest charge for the prior penalty avoidance, may apply to all prior distributions under this option. Also, it is possible that the IRS could view any additional withdrawal or payment you take from your Certificate as changing your pattern of Substantially Equal Payment Withdrawals or Income Manager payments for purposes of determining whether the penalty applies.

Where a taxpayer under age 59 1/2 purchases an individual retirement annuity contract calling for substantially equal periodic payments during a fixed period, continuing afterwards under a joint life contingent annuity with a reduced payment to the survivor (e.g., a joint and 50% to survivor), the question might be raised whether payments will not be substantially equal for the joint lives of the taxpayer and survivor, as the payments will be reduced at some point. In issuing our information returns, we code the substantially equal periodic payments from such a contract as eligible for an exception from the early distribution penalty. We believe that any change in payments to the survivor would come within the statutory provision covering change of payments on account of death. As there is no direct authority on this point, however, if you are under age 59 1/2, you should discuss this item with your own tax adviser when electing a reduced survivorship option.

TAX PENALTY FOR INSUFFICIENT DISTRIBUTIONS

Failure to make required distributions discussed above in "Required Minimum Distributions" may cause the disqualification of the IRA. Disqualification may result in current taxation of your entire benefit. In addition a 50% penalty tax may be imposed on the difference between the required distribution amount and the amount actually distributed, if any.

We do not automatically make distributions from a Certificate before the Annuity Commencement Date unless a request has been made. It is your responsibility to comply with the minimum distribution rules. We will notify you when our records show that your age 70 1/2 is approaching. If you do not select a method, we will assume you are taking your minimum distribution from another IRA that you maintain. You should consult with your tax adviser concerning these rules and their proper application to your situation.

TAX PENALTY FOR EXCESS DISTRIBUTIONS OR
ACCUMULATION

A 15% excise tax is imposed on an individual's aggregate excess distributions from all tax-favored retirement plans. The excise tax is in addition to the ordinary income tax due, but is reduced by the amount (if any) of the early distribution penalty tax imposed by the Code. This tax is temporarily suspended for distributions to the individual for the years 1997, 1998 and 1999. However, the excise tax continues to apply for estate tax purposes. In certain cases the estate tax imposed on a deceased individual's estate will be increased if the accumulated value of the individual's interest in tax-favored retirement plans is excessive. The aggregate accumulations will be subject to excise tax in 1997 if they exceed the present value of a hypothetical life annuity paying $160,000 a year.

FEDERAL AND STATE INCOME TAX
WITHHOLDING

Equitable Life is required to withhold Federal income tax from IRA distributions and the taxable portion of annuity payments, unless the recipient elects not to be subject to income tax withholding. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of the distribution. Special withholding rules apply to foreign recipients and United States citizens residing outside the United States. If a recipient does not have sufficient income tax withheld or does not make sufficient estimated income tax payments, however, the recipient may incur penalties under the estimated income tax rules. Recipients should consult their tax advisers to determine whether they should elect out of withholding. Requests not to withhold Federal income tax must be made in writing prior to receiving benefits under the Certificate. Our Processing Office will provide forms for this purpose. No election out of withholding is valid unless the recipient provides us with the correct taxpayer identification number and a United States residence address.

Certain states have indicated that income tax withholding will apply to payments from the Certificates made to residents. In some states, a recipient may elect out of state withholding. Generally, an election out of Federal withholding will also be considered an election out of state withholding. If you need more information concerning a particular state or any required forms, call our Processing Office at the toll-free number and consult your tax adviser.

Periodic payments are generally subject to wage-bracket type withholding (as if such payments were payments of wages by an employer to an employee) unless the recipient elects no withholding. If a recipient does not elect out of withholding or does not specify the number of withholding exemptions, withholding will generally be made as if the recipient is married and claiming three withholding exemptions. There is an annual threshold of taxable income from periodic annuity payments which is exempt from withholding based on this assumption. For 1997, a recipient of periodic payments (e.g., monthly or annual payments) which total less than a $14,400 taxable amount will generally be exempt from Federal income tax withholding, unless the recipient specifies a different choice of withholding exemption. A withholding election may be revoked at any time and remains effective until revoked. If a recipient fails to provide a correct taxpayer identification number, withholding is made as if the recipient is single with no exemptions.

A recipient of a non-periodic distribution (total or partial) will generally be subject to withholding at a flat 10% rate. A recipient who provides a United States residence address and a correct taxpayer identification number will generally be permitted to elect not to have tax withheld.

All recipients receiving periodic and non-periodic payments will be further notified of the withholding requirements and of their right to make withholding elections.

OTHER WITHHOLDING

As a general rule, if death benefits are payable to a person two or more generations younger than the Certificate Owner, a Federal generation skipping tax may be payable with respect to the benefit at rates similar to the maximum estate tax rate in effect at the time. The generation skipping tax provisions generally apply to transfers which would also be subject to the gift and estate tax rules. Individuals are generally allowed an aggregate generation skipping tax exemption of $1 million. Because these rules are complex, you should consult with your tax adviser for specific information, especially where benefits are passing to younger generations, as opposed to a spouse or child.

If we believe a benefit may be subject to generation skipping tax we may be required to withhold for such tax unless we receive acceptable written confirmation that no such tax is payable.

IMPACT OF TAXES TO EQUITABLE LIFE

The Certificates provide that Equitable Life may charge the Separate Account for taxes. Equitable Life can set up reserves for such taxes.

TRANSFERS AMONG INVESTMENT OPTIONS

Transfers among the Investment Funds or between the Guaranteed Period Account and one or more Investment Funds are not taxable.

                        PART 8: INDEPENDENT ACCOUNTANTS

The consolidated financial statements and consolidated financial statement schedules of Equitable Life at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Equitable Life's Annual Report on Form 10-K, incorporated by reference in the prospectus, have been examined by Price Waterhouse LLP, independent accountants, whose reports thereon are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been incorporated herein by reference in reliance upon the reports of Price Waterhouse LLP given upon their authority as experts in accounting and auditing.

                         PART 9: INVESTMENT PERFORMANCE

This Part presents performance data for each of the Investment Funds included in the tables below. The performance data were calculated by two methods. The first method presented in the tables under "Standardized Performance Data," reflects all applicable fees and charges, including the optional benefit charge, but not the charges for any applicable taxes such as premium taxes.

The second method presented in the tables under "Rate of Return Data for Investment Funds," also reflects all applicable fees and charges, but does not reflect the optional benefit charge, or the charge for tax such as premium taxes. These additional charges would effectively reduce the rates of return credited to a particular Certificate.

HR Trust Portfolios

The performance data shown for the Investment Funds investing in Class IB shares of HR Trust Portfolios (other than the Alliance Small Cap Growth Portfolio which commenced operations on May 1, 1997) are based on the actual investment results of the Portfolios, and have been adjusted for the fees and charges applicable under the Certificates. However, the investment results prior to October 1996, when Class IB shares were not available, do not reflect 12b-1 fees, which would effectively reduce such investment performance.

The performance data for the Alliance Money Market and Alliance Common Stock Funds that invest in corresponding HR Trust Portfolios, for periods prior to March 22, 1985, reflect the investment results of two open-end management separate accounts (the "predecessor separate accounts") which were reorganized in unit investment trust form. The "Since Inception" figures for these Investment Funds are based on the date of inception of the predecessor separate accounts. These performance data have been adjusted to reflect the maximum investment advisory fee payable for the corresponding Portfolio of HR Trust, as well as an assumed charge of 0.06% for direct operating expenses.

EQ Trust Portfolios

The Investment Funds of the Separate Account that invest in Class IB shares of Portfolios of EQ Trust have only recently been established and no Certificates funded by those Investment Funds have been issued as of the date of this Prospectus. EQ Trust commenced operations on May 1, 1997. Therefore, no actual historical performance data for any of these Portfolios are available. In this connection, see the discussion immediately following the tables below.

See "Part 2: The Guaranteed Period Account" for information on the Guaranteed Period Account.

STANDARDIZED PERFORMANCE DATA

The standardized performance data in the following tables illustrate the average annual total return of the Investment Funds over the periods shown, assuming a single initial contribution of $1,000 and the surrender of a Certificate, at the end of each period. These tables (which reflect the first calculation method described above) are prepared in a manner prescribed by the SEC for use when we advertise the performance of the Separate Account. An Investment Fund's average annual total return is the annual rate of growth of the Investment Fund that would be necessary to achieve the ending value of a contribution kept in the Investment Fund for the period specified.

Each calculation assumes that the $1,000 contribution was allocated to only one Investment Fund, no transfers or subsequent contributions were made and no amounts were allocated to any other Investment Option under the Certificate.

In order to calculate annualized rates of return, we divide the Cash Value of a Certificate which is surrendered on December 31, 1996 by the $1,000 contribution made at the beginning of each period illustrated. The result of that calculation is the total growth rate for the period. Then we annualize that growth rate to obtain the average annual percentage increase (decrease) during the period shown. When we "annualize," we assume that a single rate of return applied each year during the period will produce the ending value, taking into account the effect of compounding.

                        STANDARDIZED PERFORMANCE DATA
        AVERAGE ANNUAL TOTAL RETURN UNDER A CERTIFICATE SURRENDERED ON
                              DECEMBER 31, 1996*

                                    LENGTH OF INVESTMENT PERIOD
                          ---------------------------------------------
INVESTMENT                   ONE    THREE   FIVE     TEN       SINCE
FUND                        YEAR    YEARS   YEARS   YEARS   INCEPTION**
                          ------- ------- ------- ------- -------------
HR TRUST
-------------------------
Alliance Money Market        3.57%   3.11%   2.36%   3.90%      5.11%
Alliance High Yield         20.83   10.67   12.56      --       9.33
Alliance Common Stock       22.20   15.09   13.60   13.73      13.15
Alliance Aggressive Stock   20.16   13.56    9.75   16.48      17.91

------------
See footnotes below

The table below illustrates the growth of an assumed investment of $1,000, with fees and charges deducted on the standardized basis described above for the first method of calculation.

                        STANDARDIZED PERFORMANCE DATA
             GROWTH OF $1,000 UNDER A CERTIFICATE SURRENDERED ON
                              DECEMBER 31, 1996*

                                      LENGTH OF INVESTMENT PERIOD
                          -------------------------------------------------
INVESTMENT                   ONE     THREE     FIVE     TEN        SINCE
FUND                         YEAR    YEARS    YEARS    YEARS    INCEPTION**
                          -------- -------- -------- -------- -------------
HR TRUST
-------------------------
Alliance Money Market       $1,036   $1,096   $1,124   $1,466     $ 2,218
Alliance High Yield          1,208    1,355    1,807       --       2,440
Alliance Common Stock        1,222    1,525    1,892    3,620      13,394
Alliance Aggressive Stock    1,202    1,464    1,592    4,598       6,125

------------
*  The tables reflect the optional benefit charge.

** The "Since Inception" dates for the Portfolios of the HR Trust are as follows: Alliance Money Market (July 13, 1981); Alliance High Yield (January 2, 1987); Alliance Common Stock (January 13, 1976); and Alliance Aggressive Stock (January 27, 1986).

Additional investment performance information appears in the attached HR Trust and EQ Trust prospectuses.

The Alliance Small Cap Growth Portfolio of HR Trust commenced operations on May 1, 1997. Therefore, no actual historical performance data are available. However, historical performance of a composite of six other advisory accounts managed by Alliance is described in the attached HR Trust prospectus. According to that prospectus, these accounts have substantially the same investment objectives and policies, and are managed in accordance with essentially the same investment strategies and techniques, as those of the Alliance Small Cap Growth Portfolio. It should be noted that these accounts are not subject to certain of the requirements and restrictions to which the Alliance Small Cap Growth Portfolio is subject and that they are managed for tax exempt clients of Alliance. The investment performance information included in the HR Trust prospectus for all Portfolios other than the Alliance Small Cap Growth Portfolio is based on actual historical performance.

The investment performance data for HR Trust's Alliance Small Cap Growth Portfolio and for each of the Portfolios of EQ Trust, contained in the HR Trust and the EQ Trust prospectuses, are provided by those prospectuses to illustrate the past performance of each respective Portfolio adviser in managing substantially similar investment vehicles as measured against specified market indices and do not represent the past or future performance of any Portfolio. None of the performance data contained in the HR Trust and EQ Trust prospectuses reflects fees and charges imposed under your Certificate, which fees and charges would reduce such performance figures. Therefore, the performance data for each of the Portfolios described in the EQ Trust prospectus and for the Alliance Small Cap Growth Portfolio in the HR Trust prospectus may be of limited use and are not intended to be a substitute for actual performance of the corresponding Portfolios, nor are such results an estimate or guarantee of future performance for these Portfolios.

RATE OF RETURN DATA FOR INVESTMENT FUNDS

The following tables (which reflect the second calculation method described above) provide you with information on rates of return on an annualized, cumulative and year-by-year basis.

All rates of return presented are time-weighted and include reinvestment of investment income, including interest and dividends. Cumulative rates of return reflect performance over a stated period of time. Annualized rates of return represent the annual rate of growth that would have produced the same cumulative return, if performance had been constant over the entire period.

BENCHMARKS

Market indices are not subject to any charges for investment advisory fees, brokerage commission or other operating expenses typically associated with a managed portfolio. Nor do they reflect other charges such as the mortality and expense risks charge, administration charge, distribution charge, or optional benefit charge under the Certificates. Comparisons with these benchmarks, therefore, are of limited use. We include them because they are widely known and may help you to understand the universe of securities from which each Portfolio is likely to select its holdings. Benchmark data reflect the reinvestment of dividend income.

PORTFOLIO INCEPTION DATES AND COMPARATIVE BENCHMARKS:

ALLIANCE MONEY MARKET: July 13, 1981; Salomon Brothers Three-Month T-Bill
Index.

ALLIANCE HIGH YIELD: January 2, 1987; Merrill Lynch High Yield Master Index.

ALLIANCE COMMON STOCK: January 13, 1976; Standard & Poor's 500 Index.

ALLIANCE AGGRESSIVE STOCK: January 27, 1986; 50% Standard & Poor's Mid-Cap Total Return Index and 50% Russell 2000 Small Stock Index.

The Lipper Variable Insurance Products Performance Analysis Survey (Lipper) records the performance of a large group of variable annuity products, including managed separate accounts of insurance companies. According to Lipper Analytical Services, Inc., the data are presented net of investment management fees, direct operating expenses and asset-based charges applicable under annuity contracts. Lipper data provide a more accurate picture than market benchmarks of the Equitable Accumulator Select performance relative to other variable annuity products.

ANNUALIZED RATES OF RETURN FOR PERIODS ENDED DECEMBER 31, 1996:*

                                                                                              SINCE
                              1 YEAR   3 YEARS   5 YEARS   10 YEARS   15 YEARS   20 YEARS   INCEPTION
                            -------- --------- --------- ---------- ---------- ---------- -----------
HR TRUST
ALLIANCE MONEY MARKET          3.57%     3.33%     2.64%     4.20%      5.39%        --        5.59%
 Lipper Money Market           3.82      3.60      2.93      4.52       5.72         --        5.89
 Benchmark                     5.25      5.07      4.37      5.67       6.72         --        6.97
ALLIANCE HIGH YIELD           20.83     10.90     12.81        --         --         --        9.62
 Lipper High Yield            12.46      7.93     11.47        --         --         --        9.13
 Benchmark                    11.06      9.59     12.76        --         --         --       11.24
ALLIANCE COMMON STOCK         22.20     15.32     13.86     13.96      14.64      13.64%      13.38
 Lipper Growth                18.78     14.80     12.39     13.08      14.04      13.60       13.42
 Benchmark                    22.96     19.66     15.20     15.28      16.79      14.55       14.63
ALLIANCE AGGRESSIVE STOCK     20.16     13.79     10.03     16.69         --         --       18.25
 Lipper Small Company
  Growth                      16.55     12.70     17.53     16.29         --         --       16.47
 Benchmark                    17.85     14.14     14.80     14.29         --         --       13.98

------------
See footnote on next page.

CUMULATIVE RATES OF RETURN FOR PERIODS ENDED DECEMBER 31, 1996:*

                                                                                               SINCE
                              1 YEAR   3 YEARS   5 YEARS   10 YEARS   15 YEARS   20 YEARS    INCEPTION
                            -------- --------- --------- ---------- ---------- ----------- -----------
HR TRUST
ALLIANCE MONEY MARKET          3.57%    10.31%    13.89%     50.89%    119.78%         --      131.84%
 Lipper Money Market           3.82     11.18     15.58      55.73     130.46          --      141.99
 Benchmark                     5.25     16.99     23.86      73.61     165.31          --      184.26

ALLIANCE HIGH YIELD           20.83     36.40     82.67         --         --          --      150.53
 Lipper High Yield            12.46     25.77     72.39         --         --          --      142.30
 Benchmark                    11.06     31.63     82.29         --         --          --      190.43

ALLIANCE COMMON STOCK         22.20     53.37     91.34     269.51     676.19    1,190.82%   1,290.50
 Lipper Growth                18.78     51.65     80.51     243.70     627.03    1,185.21    1,298.19
 Benchmark                    22.96     71.39    102.85     314.34     925.25    1,416.26    1,655.74

ALLIANCE AGGRESSIVE STOCK     20.16     47.32     61.27     368.29         --          --      524.09
 Lipper Small Company
  Growth                      16.55     43.42    142.70     352.31         --          --      428.32
 Benchmark                    17.85     48.69     99.38     280.32         --          --      318.19

------------
See footnote below.

YEAR-BY-YEAR RATES OF RETURN*

                   1984    1985    1986    1987     1988    1989     1990    1991     1992    1993     1994    1995    1996
HR TRUST

ALLIANCE MONEY
 MARKET**          9.09%    6.74%   4.91%  4.93%    5.60%    7.44%   6.50%    4.49%   1.90%    1.32%   2.36%    4.06%   3.57%

ALLIANCE HIGH
 YIELD               --       --      --   3.03     7.98     3.46   (2.71)   22.47   10.51    21.18   (4.34)   18.01   20.83

ALLIANCE COMMON
 STOCK**          (3.53)   31.30   15.49   5.72    20.48    23.59   (9.59)   35.68    1.57    22.83   (3.70)   30.34   22.20

ALLIANCE
 AGGRESSIVE
 STOCK               --       --   33.27   5.58    (0.48)   41.21    6.43    83.89   (4.71)   14.88   (5.35)   29.54   20.16

------------
* Returns do not reflect the optional benefit charge, and any charge for tax such as premium taxes.
**    Prior to 1984 the Year-by-Year Rates of Return were:

                        1976      1977     1978     1979     1980     1981      1982     1983
                      ------- ---------- ------- -------- -------- --------- -------- --------
ALLIANCE COMMON STOCK   7.72%    (10.69)%  6.51%   27.77%   47.73%    (7.37)%  15.70%   24.11%
ALLIANCE MONEY MARKET     --         --      --       --       --      5.49    11.22     7.21

COMMUNICATING PERFORMANCE DATA

In reports or other communications or in advertising material, we may describe general economic and market conditions affecting the Separate Account and each respective trust and may present the performance of the Investment Funds or compare it with (1) that of other insurance company separate accounts or mutual funds included in the rankings prepared by Lipper Analytical Services, Inc., Morningstar, Inc., VARDS or similar investment services that monitor the performance of insurance company separate accounts or mutual funds, (2) other appropriate indices of investment securities and averages for peer universes of funds which are shown under "Benchmarks" and "Portfolio Inception Dates and Comparative Benchmarks" in this Part 9, or (3) data developed by us derived from such indices or averages. The Morningstar Variable Annuity/Life Report consists of nearly 700 variable life and annuity funds, all of which report their data net of investment management fees, direct operating expenses and separate account charges. VARDS is a monthly reporting service that monitors approximately 760 variable life and variable annuity funds on performance and account information. Advertisements or other communications furnished to present or prospective Certificate Owners may also include evaluations of an Investment Fund or Portfolio by financial publications that are nationally recognized such as Barron's, Morningstar's Variable Annuity Sourcebook, Business Week, Chicago Tribune, Forbes,

Fortune, Institutional Investor, Investment Adviser, Investment Dealer's Digest, Investment Management Weekly, Los Angeles Times, Money, Money Management Letter, Kiplinger's Personal Finance, Financial Planning, National Underwriter, Pension & Investments, USA Today, Investor's Daily, The New York Times, and The Wall Street Journal.

ALLIANCE MONEY MARKET FUND YIELD INFORMATION

The current yield and effective yield of the Alliance Money Market Fund may appear in reports and promotional material to current or prospective Certificate Owners.

Current yield for the Alliance Money Market Fund will be based on net changes in a hypothetical investment over a given seven-day period, exclusive of capital changes, and then "annualized" (assuming that the same seven-day result would occur each week for 52 weeks). "Effective yield" is calculated in a manner similar to that used to calculate current yield, but when annualized, any income earned by the investment is assumed to be reinvested. The "effective yield" will be slightly higher than the "current yield" because any earnings are compounded weekly. Alliance Money Market Fund yields and effective yields assume the deduction of all Certificate charges and expenses other than the optional benefit charge, and any charge for tax such as premium tax. The yields and effective yields for the Alliance Money Market Fund when used for the Special Dollar Cost Averaging program, assume that no Certificate charges are deducted. See "Part 5: Alliance Money Market Fund Yield Information" in the SAI.

                 APPENDIX I: MARKET VALUE ADJUSTMENT EXAMPLE
-----------------------------------------------------------------------------

The example below shows how the market value adjustment would be determined and how it would be applied to a withdrawal, assuming that $100,000 were allocated on February 15, 1998 to a Guarantee Period with an Expiration Date of February 15, 2007 at a Guaranteed Rate of 7.00% resulting in a Maturity Value at the Expiration Date of $183,846, and further assuming that a withdrawal of $50,000 were made on February 15, 2002.


                                                   ASSUMED
                                             GUARANTEED RATE ON
                                              FEBRUARY 15, 2002
                                           ---------------------
                                              5.00%      9.00%
                                           ---------- ----------
As of February 15, 2002 (Before
 Withdrawal)
------------------------------------------
(1) Present Value of Maturity Value, also
    Annuity Account Value..................  $144,048   $119,487
(2) Guaranteed Period Amount...............   131,080    131,080
(3) Market Value Adjustment: (1)-(2) ......    12,968    (11,593)
On February 15, 2002 (After Withdrawal)
------------------------------------------
(4) Portion of (3) Associated
    with Withdrawal: (3) x [$50,000/(1)] ..  $  4,501   $ (4,851)
(5) Reduction in Guaranteed
    Period Amount: [$50,000-(4)]...........    45,499     54,851
(6) Guaranteed Period Amount: (2)-(5) .....    85,581     76,229
(7) Maturity Value.........................   120,032    106,915
(8) Present Value of (7), also
    Annuity Account Value..................    94,048     69,487


You should note that under this example if a withdrawal is made when rates have increased (from 7.00% to 9.00% in the example), a portion of a negative market value adjustment is realized. On the other hand, if a withdrawal is made when rates have decreased (from 7.00% to 5.00% in the example), a portion of a positive market value adjustment is realized.

          APPENDIX II: QUALIFIED PLAN CERTIFICATES--NQ CERTIFICATES
-----------------------------------------------------------------------------

CONTRIBUTIONS

When issued with the appropriate endorsement, NQ Certificates may be used as an investment vehicle for a defined contribution plan maintained by an employer and which is a tax qualified plan within the meaning of Section 401(a) of the Code.

When issued in connection with such a qualified plan, we will only accept employer contributions from a trust under a plan qualified under Section 401(a) of the Code. If the plan contains a cash or deferred arrangement within the meaning of Section 401(k) of the Code, contributions may include employee pre-tax and employer matching or other employer contributions, but not employee after-tax contributions to the plan.

CERTIFICATE OWNER, ANNUITANT AND BENEFICIARY

The Certificate Owner must be the trustee of a trust for a qualified plan maintained by the employer. The Annuitant must be the participant/employee and the beneficiary under the Certificate must be the Certificate Owner.

PURCHASE CONSIDERATIONS

Any trustee considering a purchase of an NQ Certificate should discuss with its tax adviser whether this is an appropriate investment vehicle for the employer's plan. The form of Certificate and this prospectus should be reviewed in full, and the following factors, among others, should be noted. This Certificate accepts transfer contributions only and not regular, ongoing payroll contributions. For 401(k) plans, no employee after-tax contributions are accepted. Further, Equitable will not perform or provide any plan record keeping services with respect to this Certificate. The plan's administrator will be solely responsible for performing or providing for all such services. There is no loan feature offered under the Certificates, so if the plan provides for loans and a participant takes a loan from the plan, other plan assets must be used as the source of the loan and any loan repayments must be credited to other investment vehicles and/or accounts available under the plan.

Finally, because the method of purchasing the Certificates and the features of the Certificates may appeal more to plan participants who are older and tend to be highly paid, and because certain features of the Certificates are available only to plan participants who meet certain minimum and/or maximum age requirements, plan trustees should discuss with their advisers whether the purchase of the Certificates would cause the plan to engage in prohibited discrimination in contributions, benefits or otherwise.

            APPENDIX III: GUARANTEED MINIMUM DEATH BENEFIT EXAMPLE
-----------------------------------------------------------------------------

Under the Certificates the death benefit is equal to the Annuity Account Value, or, if greater, the Guaranteed Minimum Death Benefit (see "Guaranteed Minimum Death Benefit" in Part 3);

The following is an example illustrating the calculation of the Guaranteed Minimum Death Benefit. Assuming $100,000 is allocated to the Investment Funds (with no allocation to the Money Market Fund or the Guarantee Periods), no subsequent contributions, no transfers and no withdrawals, the Guaranteed Minimum Death Benefit for an Annuitant age 45 would be calculated as follows:

                             6% TO AGE 80      ANNUAL
                               ROLL UP       RATCHET TO
                              GUARANTEED       AGE 80
   END OF                      MINIMUM       GUARANTEED
 CONTRACT       ANNUITY         DEATH          MINIMUM
    YEAR     ACCOUNT VALUE    BENEFIT(1)    DEATH BENEFIT
---------- --------------- -------------- ---------------
     1         $105,000        $106,000      $105,000(2)
     2         $115,500        $112,360      $115,500(2)
     3         $132,825        $119,102      $132,825(2)
     4         $106,260        $126,248      $132,825(3)
     5         $116,886        $133,823      $132,825(3)
     6         $140,263        $141,852      $140,263(2)
     7         $140,263        $150,363      $140,263(3)


The Annuity Account Values for Contract Years 1 through 7 are determined based on hypothetical rates of return of 5.00%, 10.00%, 15.00%, (20.00)%, 10.00%, 20.00% and 0.00%, respectively.

6% TO AGE 80 ROLL UP

(1) For Contract Years 1 through 7, the Guaranteed Minimum Death Benefit equals the initial contribution increased by 6%.

ANNUAL RATCHET TO AGE 80

(2) At the end of Contract Years 1, 2 and 3, and again at the end of Contract Year 6, the Guaranteed Minimum Death Benefit is equal to the current Annuity Account Value.

(3) At the end of Contract Years 4, 5 and 7, the Guaranteed Minimum Death Benefit is equal to the Guaranteed Minimum Death Benefit at the end of the prior year since it is equal to or higher than the current Annuity Account Value.

              APPENDIX IV: IRS CHART--ESTIMATED DEDUCTION TABLE
-----------------------------------------------------------------------------

If your Maximum Permissible Dollar Deduction is $2,000, use this table to estimate the amount of your contribution which will be deductible.

 EXCESS AGI    DEDUCTION   EXCESS AGI   DEDUCTION   EXCESS AGI   DEDUCTION   EXCESS AGI   DEDUCTION
------------ ----------- ------------ ----------- ------------ ----------- ------------ -----------
  $ 0 .......   $2,000       $2,550      $1,490       $5,050       $990       $ 7,550       $490
   50 .......    1,990        2,600       1,480        5,100        980         7,600        480
  100 .......    1,980        2,650       1,470        5,150        970         7,650        470
  150 .......    1,970        2,700       1,460        5,200        960         7,700        460
  200 .......    1,960        2,750       1,450        5,250        950         7,750        450
  250 .......    1,950        2,800       1,440        5,300        940         7,800        440
  300 .......    1,940        2,850       1,430        5,350        930         7,850        430
  350 .......    1,930        2,900       1,420        5,400        920         7,900        420
  400 .......    1,920        2,950       1,410        5,450        910         7,950        410
  450 .......    1,910        3,000       1,400        5,500        900         8,000        400
  500 .......    1,900        3,050       1,390        5,550        890         8,050        390
  550 .......    1,890        3,100       1,380        5,600        880         8,100        380
  600 .......    1,880        3,150       1,370        5,650        870         8,150        370
  650 .......    1,870        3,200       1,360        5,700        860         8,200        360
  700 .......    1,860        3,250       1,350        5,750        850         8,250        350
  750 .......    1,850        3,300       1,340        5,800        840         8,300        340
  800 .......    1,840        3,350       1,330        5,850        830         8,350        330
  850 .......    1,830        3,400       1,320        5,900        820         8,400        320
  900 .......    1,820        3,450       1,310        5,950        810         8,450        310
  950 .......    1,810        3,500       1,300        6,000        800         8,500        300
1,000 .......    1,800        3,550       1,290        6,050        790         8,550        290
1,050 .......    1,790        3,600       1,280        6,100        780         8,600        280
1,100 .......    1,780        3,650       1,270        6,150        770         8,650        270
1,150 .......    1,770        3,700       1,260        6,200        760         8,700        260
1,200 .......    1,760        3,750       1,250        6,250        750         8,750        250
1,250 .......    1,750        3,800       1,240        6,300        740         8,800        240
1,300 .......    1,740        3,850       1,230        6,350        730         8,850        230
1,350 .......    1,730        3,900       1,220        6,400        720         8,900        220
1,400 .......    1,720        3,950       1,210        6,450        710         8,950        210
1,450 .......    1,710        4,000       1,200        6,500        700         9,000        200
1,500 .......    1,700        4,050       1,190        6,550        690         9,050        200
1,550 .......    1,690        4,100       1,180        6,600        680         9,100        200
1,600 .......    1,680        4,150       1,170        6,650        670         9,150        200
1,650 .......    1,670        4,200       1,160        6,700        660         9,200        200
1,700 .......    1,660        4,250       1,150        6,750        650         9,250        200
1,750 .......    1,650        4,300       1,140        6,800        640         9,300        200
1,800 .......    1,640        4,350       1,130        6,850        630         9,350        200
1,850 .......    1,630        4,400       1,120        6,900        620         9,400        200
1,900 .......    1,620        4,450       1,110        6,950        610         9,450        200
1,950 .......    1,610        4,500       1,100        7,000        600         9,500        200
2,000 .......    1,600        4,550       1,090        7,050        590         9,550        200
2,050 .......    1,590        4,600       1,080        7,100        580         9,600        200
2,100 .......    1,580        4,650       1,070        7,150        570         9,650        200
2,150 .......    1,570        4,700       1,060        7,200        560         9,700        200
2,200 .......    1,560        4,750       1,050        7,250        550         9,750        200
2,250 .......    1,550        4,800       1,040        7,300        540         9,800        200
2,300 .......    1,540        4,850       1,030        7,350        530         9,850        200
2,350 .......    1,530        4,900       1,020        7,400        520         9,900        200
2,400 .......    1,520        4,950       1,010        7,450        510         9,950        200
2,450 .......    1,510        5,000       1,000        7,500        500        10,000          0
2,500 .......    1,500


Excess AGI = Your AGI minus your Threshold Level:

If you are single, your Threshold Level is $25,000.

If you are married, your Threshold Level is $40,000.

If you are married and file a separate tax return, your Excess AGI = your AGI.

                      STATEMENT OF ADDITIONAL INFORMATION
                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
Part 1:     Minimum Distribution Withdrawals--IRA            2
            Certificates

Part 2:     Accumulation Unit Values                         2

Part 3:     Annuity Unit Values                              2

Part 4:     Custodian and Independent Accountants            3

Part 5:     Alliance Money Market Fund Yield Information     3

Part 6:     Long-Term Market Trends                          4

Part 7:     Key Factors In Retirement Planning               5

Part 8:     Financial Statements                             9

                     HOW TO OBTAIN AN EQUITABLE ACCUMULATOR SELECT STATEMENT OF ADDITIONAL INFORMATION FOR SEPARATE ACCOUNT NO. 49


                     Send this request form to:
                               Equitable Life
                               Income Management Group
                               P.O. Box 1547
                               Secaucus, NJ 07096-1547


                     Please send me an Equitable Accumulator Select SAI:


                     ---------------------------------------------------------
                     Name


                     ---------------------------------------------------------
                     Address


                     ---------------------------------------------------------
                     City                    State                    Zip

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  The estimated expenses of issuance and distribution of the certificates are as follows:

                                                               Amount
                                                               ------
     Securities and Exchange Commission Registration Fee       $60,606.06
     Printing Expenses                                         $200,000
     Accounting Fees and Expenses                              $100,000
     Legal Fees and Expenses                                   $10,000
     Miscellaneous Expenses                                    $35,000
                                                               ----------------
              Total Expenses                                   $405,606.06


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The by-laws of The Equitable Life Assurance Society of the United States ("Equitable Life") provide, in Article VII, as follows:

                  7.4 Indemnification of Directors, Officers and Employees. (a)
                      To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

                  (i) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of the Company shall be indemnified by the Company;

                 (ii) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

                (iii) the related expenses of any such person in any of said categories may be advanced by the Company

                      (b) To the extent permitted by the law of the State of New York, the Company may provide for further indemnification or advancement of expenses by resolution of shareholders of the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. {Business Corporation Law ss.ss. 721 -726; Insurance Law ss.1216}

         The directors and officers of Equitable Life are insured under policies issued by Lloyd's of London, X. L. Insurance Company and ACE Insurance Company. The annual limit on such policies is $100 million, and the policies insure the officers and directors against certain liabilities arising out of their conduct in such capacities.

ITEM 16.          EXHIBITS

                  Exhibits No.

                  (1)      (a)      Form of Distribution Agreement by and among
                                    Equitable Distributors, Inc., Separate
                                    Account Nos. 45 and 49 of Equitable Life and
                                    Equitable Life Assurance Society of the
                                    United States, incorporated by reference to
                                    Exhibit 1(a) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (b) Form of Sales Agreement among Equitable Distributors, Inc. as Distributor, a Broker-Dealer (to be named) and a General Agent (to be named), incorporated by reference to Exhibit 1(b) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (c) Form of The Hudson River Trust Sales Agreement by and among Equico Securities, Inc., The Equitable Life Assurance Society of the United States, Equitable Distributors, Inc. and Separate Account No. 49 of The Equitable Life Assurance Society of the United States, incorporated by reference to Exhibit 1(c) to the Registration Statement on Form S-3 (File No. 33-88456).

                  (4)      (a)      Form of group annuity contract no.
                                    1050-94IC, incorporated by reference to
                                    Exhibit 4(a) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (b) Form of group annuity certificate nos. 94ICA and 94ICB, incorporated by reference to
                                    Exhibit 4(b) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (c) Forms of endorsement nos. 94ENIRAI, 94ENNQI and 94ENMVAI to contract no. 1050-94IC and data pages no. 94ICA/BIM(IRA), (NQ), (NQ Plan A) and (NQ Plan B), incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (d) Forms of application used with the IRA, NQ and Fixed Annuity Markets, incorporated by reference to Exhibit 4(d) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (e) Form of endorsement no. 95ENLCAI to contract no. 1050-94IC and data pages no. 94ICA/BLCA, incorporated by reference to Exhibit 4(e) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (f) Forms of data pages for Rollover IRA, IRA Assured Payment Option, IRA Assured Payment Option Plus, Accumulator, Assured Growth Plan, Assured Growth Plan (Flexible Income Program), Assured Payment Plan (Period Certain) and Assured Payment Plan (Life with a Period Certain), incorporated by reference to Exhibit 4(f) to the Registration Statement on Form S-3 (File No. 33-88456).

                  Exhibits No.

                           (g) Forms of data pages for Rollover IRA, IRA Assured Payment Option, IRA Assured Payment Option Plus, Accumulator, Assured Growth Plan and Assured Payment Plan (Life Annuity with a Period Certain), incorporated by reference to Exhibit 4(g) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (h)      Form of Separate Account Insulation
                                    Endorsement for the Endorsement Applicable to Market Value Adjustment Terms, incorporated by reference to Exhibit 4(h) to the Registration Statement on Form S-3 (File No. 33- 88456).

                           (i) Forms of Guaranteed Minimum Income Benefit Endorsements (and applicable data page for Rollover IRA) for Endorsement Applicable to Market Value Adjustment Terms and for the Life Contingent Annuity Endorsement, incorporated by reference to Exhibit 4(i) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (j) Forms of Enrollment Form/Application for Rollover IRA, Choice Income Plan, Assured Growth Plan, Accumulator and Assured Payment Plan, incorporated by reference to Exhibit 4(j) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (k) Forms of data pages for the Accumulator, incorporated by reference to Exhibit 4(k) to the Registration Statement on Form S-3 (File No. 33- 88456).

                           (l) Forms of data pages for the Rollover IRA, incorporated by reference to Exhibit 4(l) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (m) Forms of data pages for the Accumulator and Rollover IRA, incorporated by reference to
                                    Exhibit 4(m) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (n) Forms of data pages for Accumulator and Rollover IRA, incorporated by reference to
                                    Exhibit 4(n) to the Registration Statement on Form S-3 (File No. 33-88456).

                           (o) Forms of data pages for the Accumulator, Rollover IRA, Income Manager Accumulator, Income Manager Rollover IRA, Equitable Accumulator, Income Manager (IRA and NQ) and MVA Annuity (IRA and NQ), previously filed with this Registration Statement (File No. 333-24009) on April 30, 1997.

                           (p) Forms of Enrollment Form/Application for Income Manager Accumulator, Income Manager Rollover IRA, Equitable Accumulator, Income Manager (IRA and NQ) and MVA Annuity (IRA and NQ), previously filed with this Registration Statement (File No. 333-24009) on April 30, 1997.

                           (q)      Forms of data pages for Equitable
                                    Accumulator Select (IRA) and Equitable
                                    Accumulator Select (NQ).

                           (r) Forms of Enrollment Form/Application for Equitable Accumulator Select (IRA and NQ).

                  Exhibits No.

                  (5)      (a)      Opinion and Consent of Jonathan E. Gaines,
                                    Esq., Vice President and Associate General
                                    Counsel of Equitable, as to the legality of the securities being registered, previously filed with this Registration Statement (File
                                    No. 333-24009) on April 30, 1997.

                           (b) Opinion and Consent of Jonathan E. Gaines, Esq., Vice President and Associate General Counsel of Equitable, as to the legality of the securities being registered, incorporated by reference to Exhibit 9 of the Registrant's Registration Statement on Form N-4 filed on the date hereof.

                           (c) Copy of the Internal Revenue Service determination letter regarding qualification under Section 401 of the Internal Revenue Code, incorporated by reference to Exhibit 5(b) to the Registration Statement on Form S-3 (File No. 33-88456).

                  (10) Form of Participation Agreement among EQ Advisors Trust, Equitable, Equitable Distributors, Inc. and EQ Financial Consultants, Inc., incorporated by reference to the Registration Statement of EQ Advisors Trust on Form N-1A (File Nos. 333-17217 and 811-07953).

                  (23)     Consent of Price Waterhouse LLP.

                  (24) Powers of Attorney, previously filed with this Registration Statement No. 333-24009 on March 26, 1997.

ITEM 17.          UNDERTAKINGS

                  (a)      The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                               sales are being made, a post- effective amendment to this registration statement:

                                    (i)     to include any prospectus required
                                            by section 10(a)(3) of the
                                            Securities Act of 1933;

                                    (ii)    to reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of the registration
                                            statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate represent a fundamental
                                            change in the information set forth
                                            in the registration statement;

                                    (iii)   to include any material information
                                            with respect to the plan of
                                            distribution not previously
                                            disclosed in the registration
                                            statement or any material change to
                                            such information in the registration
                                            statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on July 11, 1997.

                              EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                                           UNITED STATES
                                                 (Registrant)

                                     By: /s/Jerome S. Golden
                                            -------------------
                                            Jerome S. Golden
                                            President
                                      Income Management Group
                                     A Division of The Equitable Life Assurance
                                     Society of the United States

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by or on behalf of the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICERS:

William T. McCaffrey                        Senior Executive Vice President, Chief Operating Officer
                                            and Director

Joseph J. Melone                            Chairman of the Board, Chief Executive Officer, President and
                                            Director

PRINCIPAL FINANCIAL OFFICER:

Stanley B. Tulin                            Senior Executive Vice President and Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

/s/ Alvin H. Fenichel                       Senior Vice President and Controller
---------------------
Alvin H. Fenichel
July 11, 1997


DIRECTORS:

Claude Bebear             Jean-Rene Fourtou           Winthrop Knowlton
James M. Benson           Norman C. Francis           Arthur L. Liman
Christopher Brocksom      Donald J. Greene            George T. Lowy
Francoise Colloc'h        John T. Hartley             William T. McCaffrey
Henri de Castries         John H.F. Haskell, Jr.      Joseph J. Melone
Joseph L. Dionne          W. Edwin Jarmain            Didier Pineau-Valencienne
William T. Esrey          G. Donald Johnston, Jr.     George J. Sella, Jr.
                                                      Dave H. Williams
By: /s/Jerome S. Golden
    -------------------
       Jerome S. Golden
       Attorney-in-Fact
       July 11, 1997

                                  EXHIBIT INDEX

Exhibit No.                                                                Page

4(q) Forms of data pages for Equitable Accumulator Select (IRA) and Equitable Accumulator Select (NQ).

4(r) Forms of Enrollment Form/Application for Equitable Accumulator Select (IRA and NQ).

(23)     Consent of Price Waterhouse LLP.